Exhibit 10.1

Execution Version

REVOLVING CREDIT FACILITY AGREEMENT

between

CARTRACK PROPRIETARY LIMITED
(in its capacity as Borrower)

and

THE STANDARD BANK OF SOUTH AFRICA LIMITED
(acting through its Corporate and Investment Banking division)
(in its capacity as Original Lender)

and

THE PARTIES LISTED IN Annexure A AS ORIGINAL GUARANTORS
(in their capacity as Original Guarantors)

The Central 96 Rivonia Road Sandton 2196 Johannesburg South Africa Private Bag 10015 Sandton 2146	Docex 111 Sandton Tel +27 11 535 8000 Fax +27 11 535 8600	www.werksmans.com

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	1

2	THE FACILITY	29

3	PURPOSE	29

4	CONDITIONS OF UTILISATION	30

5	UTILISATION	31

6	REPAYMENT	32

7	PREPAYMENT AND CANCELLATION	32

8	INTEREST	37

9	INTEREST PERIODS	38

10	CHANGES TO THE CALCULATION OF INTEREST	38

11	FEES	41

12	TAX GROSS UP AND INDEMNITIES	41

13	INCREASED COSTS	46

14	INDEMNITY	47

15	MITIGATION BY THE LENDER	48

16	COSTS AND EXPENSES	48

17	GUARANTEE AND INDEMNITY	49

18	REPRESENTATIONS	54

19	INFORMATION UNDERTAKINGS	62

20	FINANCIAL COVENANTS	67

21	GENERAL UNDERTAKINGS	72

22	EVENTS OF DEFAULT	83

23	CHANGES TO THE LENDER	88

24	CHANGES TO THE OBLIGORS	90

25	CONDUCT OF BUSINESS BY THE LENDER	91

26	PAYMENT MECHANICS	91

27	SET-OFF	93

ii

28	NOTICES	94

29	CALCULATIONS AND CERTIFICATES	98

30	PARTIAL INVALIDITY	98

31	REMEDIES AND WAIVERS	99

32	CONFIDENTIAL INFORMATION	99

33	CONFIDENTIALITY OF FUNDING RATES	102

34	RENUNCIATION OF BENEFITS	104

35	COUNTERPARTS	104

36	WAIVER OF IMMUNITY	104

37	SOLE AGREEMENT	105

38	NO IMPLIED TERMS	105

39	GOVERNING LAW	105

40	ENFORCEMENT	105

ANNEXURES
ANNEXURE A - THE ORIGINAL GUARANTORS
ANNEXURE B - CONDITIONS PRECEDENT
ANNEXURE C - UTILISATION REQUEST
ANNEXURE D - FORM OF TRANSFER CERTIFICATE
ANNEXURE E - FORM OF ACCESSION LETTER
ANNEXURE F - FORM OF COMPLIANCE CERTIFICATE
ANNEXURE G - FORM OF RESIGNATION LETTER
ANNEXURE H - TIMETABLES
ANNEXURE I - SHAREHOLDERS OF THE BORROWER
ANNEXURE J - PERMITTED TRANSFEREES
ANNEXURE K - EXISTING FINANCIAL INDEBTEDNESS
ANNEXURE L - DORMANT ENTITIES

iii

REVOLVING CREDIT FACILITY AGREEMENT

between

CARTRACK PROPRIETARY LIMITED
(in its capacity as Borrower)

and

THE STANDARD BANK OF SOUTH AFRICA LIMITED
(acting through its Corporate and Investment Banking division)
(in its capacity as Original Lender)

and

THE PARTIES LISTED IN Annexure A AS ORIGINAL GUARANTORS
(in their capacity as Original Guarantors)

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement –

1.1.1	“Accession Letter” - in relation to an Additional Guarantor, a document substantially in the form set out in Annexure E (Form of Accession Letter);

1.1.2	“Additional Guarantor” - a company which becomes an Additional Guarantor in accordance with 24.2;

1.1.3	“Affiliate” - in relation to any person, shall mean a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company, provided that, in relation to the Borrower, it shall mean a member of the Group;

1.1.4	“Agreement” - this Agreement and its Annexures;

1.1.5	“Auditors” - one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in advance by the Lender (such approval not to be unreasonably withheld or delayed);

1.1.6	“Authorisation” - an authorisation, consent, approval, resolution, licence, permit, exemption, filing, notarisation, lodgement or registration;

1.1.7	“Availability Period” - in respect of -

1.1.7.1	Tranche A, the period from and including the Effective Date to and including the date which falls on the corresponding day in the Month which falls three months prior to the Repayment Date;

1.1.7.2	Tranche B, with effect from the Effective Date, the period from and including the date on which the Tranche B Conditions have been fulfilled to and including the date which falls on the corresponding day in the Month which falls three months prior to the Repayment Date;

1.1.8	“Available Commitment” - in relation to any Tranche, the Lender’s Commitment in respect of that Tranche minus –

1.1.8.1	the amount of its participation in any outstanding Loans in respect of such Tranche; and

1.1.8.2	in relation to any proposed Utilisation of such Tranche, the amount of its participation in any Loans in respect of such Tranche that are due to be made on or before the proposed Utilisation Date;

1.1.9	“Borrower” – Cartrack Proprietary Limited (registration number 2001/006063/07), a private company duly incorporated and registered in accordance with the laws of South Africa;

1.1.10	“Break Costs” - the amount (if any) by which –

1.1.10.1	the interest (excluding the Margin) which the Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds –

1.1.10.2	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

1.1.11	“Budget” – in relation to each Financial Year of the Borrower, each budget delivered by the Borrower to the Lender in respect of that Financial Year pursuant to 19.4;

1.1.12	“Business Day” - a day (other than a Saturday, a Sunday or official public holiday) on which banks are open for general business in Johannesburg;

1.1.13	“Cartrack Holdings” - Cartrack Holdings Limited (registration number 2005/036316/06), a public company duly incorporated and registered in accordance with the laws of South Africa;

1.1.14	“Code” - the US Internal Revenue Code of 1986;

1.1.15	“Commitment” - the Tranche A Commitment or the Tranche B Commitment, to the extent not cancelled, reduced or transferred by the Lender under this Agreement;

1.1.16	“Companies Act” – the Companies Act 71 of 2008 and including any regulations promulgated thereunder;

1.1.17	“Compliance Certificate” - a certificate substantially in the form set out in Annexure F (Form of Compliance Certificate);

1.1.18	“Confidential Information” - all information relating to the Borrower, any Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes –

1.1.18.1	information that –

1.1.18.1.1	is or becomes public information other than as a direct or indirect result of any breach by the Lender of 32; or

1.1.18.1.2	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

1.1.18.1.3	is known by the Lender before the date the information is so disclosed to it or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality, and;

1.1.18.1.4	any Funding Rate;

1.1.19	“Confidentiality Undertaking” - a confidentiality undertaking in a form agreed between the Borrower and the Lender;

1.1.20	“Default” - an Event of Default or any event or circumstance specified in 22 which would (with the expiry of any applicable grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

1.1.21	“Delisting Event” - the delisting of the shares of Cartrack Holdings from the securities exchange operated by the JSE;

1.1.22	“Disposal” - a sale, lease (other than a lease of assets entered into in the ordinary course of business), licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions), and “Dispose” (or any other derivative thereof) shall have a corresponding meaning;

1.1.23	“Disruption Event” - either or both of –

1.1.23.1	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

1.1.23.2	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party –

1.1.23.2.1	from performing its payment obligations under the Finance Documents; or

1.1.23.2.2	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

1.1.24	“Distribution” – shall bear the meaning assigned to such term in section 1 of the Companies Act and includes any payment (whether in cash or in specie) by way of interest or principal (whether in respect of an inter-company loan or otherwise), dividend, fee, royalty or other distribution or payment (including, by way of the repurchase of any shares);

1.1.25	“EBITDA” - has the meaning assigned to this term in 20.1.6;

1.1.26	“Economic Failure” – shall occur if, in the reasonable opinion of the Lender, a change or deterioration occurs in the domestic or international capital, money, banking, financial, monetary, economic, political or financial market conditions at any time, from and including the Signature Date up to (and including) the first Utilisation Date which falls thereafter, which renders it impractical or uneconomical for the Lender to provide the Facility at all or on the terms set out in the Finance Documents;

1.1.27	“Effective Date” – the date on which the Lender notifies the Borrower that it has received all of the documents and other evidence listed in Part I of Annexure B to its satisfaction;

1.1.28	“Environment” - humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media –

1.1.28.1	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

1.1.28.2	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

1.1.28.3	land (including, without limitation, land under water);

1.1.29	“Environmental Claim” - any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

1.1.30	“Environmental Law” - any applicable law or regulation which relates to –

1.1.30.1	the pollution or protection of the Environment;

1.1.30.2	harm to or the protection of human health;

1.1.30.3	the conditions of the workplace; or

1.1.30.4	the generation, handling, storage, use, release, emission or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste;

1.1.31	“Environmental Permits” - any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor conducted on or from the properties owned or used by any Obligor;

1.1.32	“Equity Cure Funding” - funding provided to the Borrower pursuant to a subscription for new share capital in the Borrower by the Shareholders, for the purpose of avoiding the occurrence of an Event of Default of the nature contemplated in clause 22.2, alternatively for the purpose of remedying an Event of Default of the nature contemplated in such clause which has occurred, in the latter instance subject always to the provisions of clause 20.4.1;

1.1.33	“Event of Default” - any event or circumstance specified as such in 22;

1.1.34	“Excluded Disposal” - a Disposal to the extent that -

1.1.34.1	the proceeds of such Disposal is not applied as contemplated in 1.1.34.2 or 1.1.34.3 below and do not (together with all other proceeds of Disposals received by the Group during the Financial Year during which that Disposal is implemented) exceed R25,000,000 in aggregate; or

1.1.34.2	the proceeds of such Disposal is used to replace the assets Disposed of with assets comparable or superior as to type, value and quality within 90 days of receipt of such proceeds; or

1.1.34.3	the board of directors of the relevant Group member resolves, within 90 days of receipt of such proceeds, to apply such proceeds to replace the assets Disposed of with assets comparable or superior as to type, value and quality and are so applied to acquire such assets within 90 days of the passing of such resolution; or

1.1.34.4	such Disposal is of obsolete or redundant assets on an arm’s length basis which are no longer required for the efficient operation of the business of an Obligor, or any other assets made in the ordinary course of the day-to-day business of an Obligor on an arm’s length basis; or

1.1.34.5	such Disposal comprises of any of the Borrower’s book debts that are more than 120 days overdue and are classified as bad debts for cash and on non-recourse terms, provided that such Disposals shall not be made at a discount of more than 20% of the face value of such book debts; or

1.1.34.6	such Disposal is concluded in the ordinary course of business of the Borrower or other member of the Group and in keeping with normal business practices in the Group;

1.1.35	“Excluded Insurance Proceeds” - any Insurance Proceeds (excluding Insurance Proceeds on account of any claims under third party liability policies or claims in respect of loss of profits) to the extent that:

1.1.35.1	such Insurance Proceeds are not applied as contemplated in 1.1.35.2 or 1.1.35.3 below and such Insurance Proceeds do not (together with all other Insurance Proceeds received by the Group during the Financial Year during which those Insurance Proceeds are received) exceed R25,000,000 in aggregate; or

1.1.35.2	such Insurance Proceeds are applied towards the replacement, reinstatement and/or repair of the assets in respect of which the relevant insurance claim was made with assets comparable or superior as to type, value and quality or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made (or to reimburse the relevant Group company for any amount applied in replacing, reinstating and/or repairing such assets with assets comparable or superior as to type, value and quality) within 90 days of receipt of such Insurance Proceeds; or

1.1.35.3	the board of directors of the relevant Group member resolves, within 90 days of receipt of such Insurance Proceeds, to apply such Insurance Proceeds towards the replacement, reinstatement and/or repair of the assets in respect of which the relevant insurance claim was made to with assets comparable or superior as to type, value and quality or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made (or to reimburse the relevant Group company for any amount applied in replacing, reinstating and/or repairing such assets with assets comparable or superior as to type, value and quality), and such Insurance Proceeds are so applied within 90 days of the passing of such resolution;

1.1.36	“Facility” - the revolving credit facility made available under this Agreement as described in 2, comprising of Tranche A and Tranche B;

1.1.37	“FATCA” means –

1.1.37.1	sections 1471 to 1474 of the Code or any associated regulations;

1.1.37.2	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in 1.1.37.1; or

1.1.37.3	any agreement pursuant to the implementation of any treaty, law or regulation referred to in 1.1.37.1 or 1.1.37.2 with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

1.1.38	“FATCA Application Date” means –

1.1.38.1	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

1.1.38.2	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

1.1.38.3	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within 1.1.38.1 or 1.1.38.2, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;

1.1.39	“FATCA Deduction” - a deduction or withholding from a payment under a Finance Document required by FATCA;

1.1.40	“FATCA Exempt Party” - a Party that is entitled to receive payments free from any FATCA Deduction;

1.1.41	“Finance Documents” – collectively –

1.1.41.1	this Agreement;

1.1.41.2	the Transaction Security Documents;

1.1.41.3	the Subordination Agreement;

1.1.41.4	the Release Agreement;

1.1.41.5	any other agreement or document that may be designated as a “Finance Document” by written agreement between the Borrower and the Lender; and

1.1.41.6	any amendment agreement to any of the Finance Documents referred to in 1.1.41.1 to 1.1.41.5 (both inclusive), and “Finance Document” shall be a reference to any one of them, as the context may require;

1.1.42	“Financial Covenants” – the financial covenants recorded in clause 20;

1.1.43	“Financial Indebtedness” means any indebtedness for or in respect of –

1.1.43.1	moneys borrowed;

1.1.43.2	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

1.1.43.3	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

1.1.43.4	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

1.1.43.5	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

1.1.43.6	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other clause of this definition having the commercial effect of a borrowing;

1.1.43.7	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

1.1.43.8	any amount raised by the issue of shares which are redeemable;

1.1.43.9	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

1.1.43.10	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in 1.1.43.1 to 1.1.43.9;

1.1.44	“Financial Year” - in respect of -

1.1.44.1	the Borrower, each of the Borrower’s financial years, which as at the Signature Date ends on the last day of February of each calendar year;

1.1.44.2	each Guarantor, each of such Guarantor’s financial years, which as at the Signature Date ends on the last day of February of each calendar year;

1.1.45	“Funding Rate” - any individual rate notified by the Lender to the Borrower pursuant to 10.4.1.2;

1.1.46	“Group” - Cartrack Holdings and the other Obligors from time to time;

1.1.47	“Guarantor” - an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with 24;

1.1.48	“Holding Company” - in relation to a person, any other person in respect of which it is a Subsidiary;

1.1.49	“IFRS” - international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

1.1.50	“Insolvency Event” - in relation to any person, any of the following events or circumstances –

1.1.50.1	a binding order or binding declaration is made, or a meeting of the directors or shareholders of such person is convened, to consider the passing of, or a resolution is passed for the administration, custodianship, curatorship, business rescue, bankruptcy, liquidation, sequestration, winding-up, dissolution or reorganisation (and whether provisional or final) (by way of voluntary arrangement, scheme of arrangement or otherwise) of such person, or of its estate;

1.1.50.2	such person files any resolution or makes any application (or such application is made by any other person), in each instance directly or indirectly in relation to any business rescue proceedings involving such person and/or any order is made by any court in relation to any business rescue proceedings involving such person. For the purposes of this 1.1.50, the term “business rescue” shall have a meaning which is the same as the meaning attributed to such term in section 128(1)(b) of the Companies Act, or any equivalent legislation in any jurisdiction to which such person is subject;

1.1.50.3	such person is unable (or admits inability) or is deemed to be unable to pay its debts generally as they fall due or is (or admits to being) otherwise insolvent or stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or proposes or seeks to make or makes a general assignment or any arrangement or composition with or for the benefit of its creditors generally or a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness;

1.1.50.4	such person takes any proceeding or other step with a view to the general readjustment, rescheduling or deferral of its indebtedness (or any part thereof) with its general body of creditors which it would otherwise be unable to pay when due), or proposes to take any such step;

1.1.50.5	such person takes any proceeding or other step, with a view to the general readjustment, rescheduling or deferral of its indebtedness (or any part thereof which it would otherwise be unable to pay when due), or proposes to take any such step;

1.1.50.6	any receiver, administrative receiver, judicial receiver, business rescue practitioner, administrator, compulsory manager, judicial custodian, curator, trustee in bankruptcy, liquidator, or the like is appointed in respect of such person or any part of its assets, or such person requests any such appointment in respect of itself;

1.1.50.7	such person commits any act which, if such act was committed by an individual, would constitute an act of insolvency within the meaning of section 8 of the Insolvency Act, 1936, or any equivalent legislation in any jurisdiction to which such person is subject;

1.1.51	“Insurance Policies” - in relation to any member of the Group, all contracts and policies of insurance and re-insurance of any kind which are effected and maintained by or on behalf of that member of the Group;

1.1.52	“Insurance Proceeds” - the proceeds of any insurance claim under any insurance maintained by any member of the Group;

1.1.53	“Interest Payment Dates” - 31 May, 31 August, 30 November and the last day of February of each year;

1.1.54	“Interest Period” – each period which commences on one Interest Payment Date and which ends on the day prior to the next Interest Payment Date provided that, in relation to –

1.1.54.1	each Loan –

1.1.54.1.1	the first Interest Period in respect of such Loan shall commence on (and include) the Utilisation Date of such Loan and end on (but exclude) the next Interest Payment Date; and 1.1.55

1.1.54.1.2	the last Interest Period in respect of such Loan shall commence on (and include) the Interest Payment Date immediately preceding the Repayment Date and end on the Repayment Date;

1.1.54.2	any Unpaid Sum which consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan, the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan.

1.1.55	“Interpolated Screen Rate” - in relation to any Loan, the rate (rounded to the same number of decimal places as the Screen Rate) which results from interpolating on a linear basis between –

1.1.55.1	the Screen Rate for the longest period (for which the Screen Rate is available) which is less than the Interest Period of that Loan; and

1.1.55.2	the Screen Rate for the shortest period (for which the Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for ZAR;

1.1.56	“JIBAR” - in relation to any Loan the applicable Screen Rate –

1.1.56.1	as of the Specified Time the offering of deposits in ZAR for a period equal in length to the Interest Period of the relevant Loan; or

1.1.56.2	as otherwise determined pursuant to 10.1; and

1.1.56.3	if in either case, that rate is less than zero, then JIBAR shall be deemed to be zero;

1.1.57	“Johannesburg Market” - in relation to ZAR, the South African interbank market;

1.1.58	“JSE” – JSE Limited, registration number 2005/022939/06, a public company licensed as an exchange under the Financial Markets Act, No. 19 of 2012 and registered and incorporated with limited liability according to the company laws of South Africa;

1.1.59	“Karoo” – Karooooo PTE Ltd, registration number 201817157Z, an exempt private company limited by shares, incorporated in Singapore;

1.1.60	“Lender” – SBSA, or any other bank, financial institution, trust, fund or other entity to which SBSA has transferred is rights and obligations hereunder in accordance with 23, which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

1.1.61	“Loan” - a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;

1.1.62	“Margin” - in respect of -

1.1.62.1	Tranche A, 2.05% per annum;

1.1.62.2	Tranche B, 2.05% per annum, subject to variation as determined by the Lender in its sole discretion dependent on prevailing market conditions at the time of Utilisation, as notified by the Lender to the Borrower by no later than the applicable Utilisation Date;

1.1.63	“Material Adverse Effect” - a material adverse effect on –

1.1.63.1	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor and/or the Group taken as a whole;

1.1.63.2	the ability of any Obligor to perform any of its obligations under the Finance Documents; or

1.1.63.3	the validity or enforceability of any of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

1.1.64	“Material Subsidiary” – any member of the Group which contributes 5% or more to the Group’s EBITDA on a consolidated basis;

1.1.65	“Measurement Dates” – the last day of each quarter in each Financial Year of the Borrower, being 31 May, 31 August, 30 November and the last day of February of each Financial Year of the Borrower;

1.1.66	“Month” - a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that –

1.1.66.1	(subject to 1.1.66.3) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

1.1.66.2	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

1.1.66.3	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end;

The above rules will only apply to the last Month of any period;

1.1.67	“Net Disposal Proceeds” - the cash consideration received (including any amount owing to and set off by any purchaser) by a member of the Group for any Disposal (other than an Excluded Disposal) made by that member of the Group of all or part of its business, undertaking or assets after deducting -

1.1.67.1	any expenses in relation to such Disposal which are properly evidenced and reasonably incurred; and

1.1.67.2	any Tax incurred and required to be paid by that member of the Group in connection with that Disposal (as reasonably determined by the relevant Group member on the basis of professional advice and existing rates and taking account of any available credit, deduction or allowance);

1.1.68	“Net Insurance Proceeds” - Insurance Proceeds received by the Borrower or any other member of the Group (other than Excluded Insurance Proceeds), after deducting -

1.1.68.1	any expenses in relation to the relevant claim giving rise to the relevant Insurance Proceeds which are properly evidenced and reasonably incurred; and

1.1.68.2	any Taxes incurred or required to be paid by that member of the Group in connection with such Insurance Proceeds (as reasonably determined by the relevant Group member on the basis of professional advice and existing rates and taking account of any available credit, deduction or allowance);

1.1.69	“New Lender” - has the meaning given to that term in 23;

1.1.70	“Obligor” - the Borrower or a Guarantor;

1.1.71	“Obligor Coverage Test” – has the meaning given to it in 21.29.1;

1.1.72	“Obligor Earnings Ratio” - for each Measurement Period and as at any date, the ratio between (1) Obligor EBITDA for such Measurement Period or as at such date and (2) EBITDA for such Measurement Period or as at such date, expressed as a percentage;

1.1.73	“Obligor EBITDA” – EBITDA of the Obligors (calculated on the same basis as for the Group save that it will be calculated on an unconsolidated basis and will exclude intragroup items);

1.1.74	“Obligor Pledge and Cession” – the written pledge and cession agreement concluded or to be concluded on or about the Signature Date between the Lender and the Obligors, in terms of which, inter alia, each Obligor -

1.1.74.1	pledges any and all shares held by it in any Obligor from time to time; and

1.1.74.2	cedes, in securitatem debiti, all its rights, title and interest in and to -

1.1.74.2.1	the shares, investments and securities and any and all claims held by it on account of the shares, investments and securities contemplated in 1.1.74.1 above;

1.1.74.2.2	any and all bank accounts held by it with any bank from time to time and any and all amounts standing to the credit of those bank accounts from time to time;

1.1.74.2.3	any and all Insurance Policies and any Insurance Proceeds;

1.1.74.2.4	all amounts of any nature whatsoever now or from time to time in the future owing to it by any third person, including, without limitation, all and any amounts now or from time to time owing to that Obligor by any of its debtors, as security for its payment and/or performance obligations to the Lender under the Finance Documents;

1.1.75	“Original Financial Statements” –

1.1.75.1	in relation to the Borrower, the audited consolidated financial statements of the Group for the Financial Year ended 29 February 2020; and

1.1.75.2	in relation to each Original Obligor other than the Borrower, its audited financial statements for its Financial Year ended 29 February 2020;

1.1.76	“Original Guarantor” - each Subsidiary of Cartrack Holdings as at the Signature Date, as set out in Annexure A (The Original Guarantors);

1.1.77	“Original Jurisdiction” - in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the Signature Date, or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes Party as a Guarantor;

1.1.78	“Original Obligor” - the Borrower or an Original Guarantor;

1.1.79	“Party” - a party to this Agreement;

1.1.80	“Permitted Distribution” - any Distribution effected by any member of the Group with the prior written consent of the Lender, and in accordance with the dividend policy approved by the board of such member of the Group, provided that -

1.1.80.1	no Event of Default is continuing or might reasonably be expected to result from the making of such proposed Distribution;

1.1.80.2	the requirements set out in 20.2 are complied with as at the date of such proposed Distribution, and will be complied with for the next twelve months following the date of the Distribution (as reasonably estimated utilising all of the relevant financial information available as at the date of the proposed Distribution);

1.1.81	“Permitted Loans” - loans made by the Borrower to Cartrack Management Services Proprietary Limited (registration number 2009/001287/07) which do not exceed an amount of R14,400,000 in aggregate in any Financial Year;

1.1.82	“Quasi-Security” has the meaning given to it in 21.3;

1.1.83	“Quotation Day” - in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the Johannesburg Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Johannesburg Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);

1.1.84	“Reference Bank Rate” - the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks –

1.1.84.1	(other than where 1.1.84.2 applies) as the rate at which the relevant Reference Banks could borrow funds in the Johannesburg Market in ZAR and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

1.1.84.2	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator;

1.1.85	“Reference Banks” - the principal Johannesburg offices of Absa Bank Limited, FirstRand Bank Limited, lnvestec Bank Limited, Nedbank Limited and The Standard Bank of South Africa Limited or such other entities as may be appointed by the Lender in consultation with the Borrower;

1.1.86	“Refinance Funding” - funding, other than (i) internally generated cash flows of the Group and/or (ii) any amounts which have been advanced to the Borrower in the form of ordinary shareholder equity from shareholders of the Borrower, and provided that such amount was not procured by the Borrower from a third party financier, utilised or intended to be utilised directly or indirectly, to make a repayment or prepayment of the outstanding balance of any Loan and raised by the Borrower or any of the Borrower’s direct or indirect Affiliates, from a financial institution other than the Lender;

1.1.87	“Related Fund” - in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

1.1.88	“Release Agreement” - the written release letter concluded or to be concluded between FirstRand Bank Limited (acting through its Rand Merchant Bank division), FirstRand Bank Limited (acting through its RMB Corporate Banking division) and the Obligors in terms of which, inter alia, the security provided by the Obligors in respect of the RMB Security Documents (as defined therein) is irrevocably released on the terms and conditions contained therein;

1.1.89	“Relevant Jurisdiction” - in relation to an Obligor –

1.1.89.1	its Original Jurisdiction; and

1.1.89.2	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

1.1.90	“Repayment Date” - the date which falls on the third anniversary of the Effective Date;

1.1.91	“Representative” - any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian appointed by the Lender;

1.1.92	“Resignation Letter” - a letter substantially in the form set out in Annexure G (Form of Resignation Letter);

1.1.93	“Sanctioned Entity” –

1.1.93.1	an entity, country or territory which is listed on a Sanctions List or is subject to Sanctions;

1.1.93.2	a person which is ordinarily resident in a country or territory which is listed on a Sanctions List or is subject to Sanctions;

1.1.94	“Sanctioned Transaction” - the use of the proceeds of a Facility for the purpose of financing or providing any credit, directly or indirectly, to –

1.1.94.1	a Sanctioned Entity; or

1.1.94.2	any other person or entity, if any member of the Group has actual knowledge that the person or entity proposes to use the proceeds of the financing or credit for the purpose of financing or providing any credit, directly or indirectly, to a Sanctioned Entity, in each case to the extent that to do so is prohibited by, or would cause any breach of, Sanctions (including at the time that the funding is advanced);

1.1.95	“Sanctions” - trade, economic or financial sanctions, laws, regulations, embargoes or restrictive measures imposed, administered or enforced from time to time by any Sanctions Authority;

1.1.96	“Sanctions Authority” –

1.1.96.1	the United Nations;

1.1.96.2	the European Union;

1.1.96.3	the Council of Europe (founded under the Treaty of London, 1946);

1.1.96.4	the government of the United States of America;

1.1.96.5	the government of the United Kingdom;

1.1.96.6	the government of the Republic of France; and

1.1.96.7	the government of South Africa,

and any of their governmental authorities, including, without limitation, the Office of Foreign Assets Control for the US Department of Treasury (OFAC), the US Department of Commerce, the US State Department or the US Department of the Treasury, Her Majesty’s Treasury (HMT) and the French Ministry of Finance (MINEFI);

1.1.97	“Sanctions List” –

1.1.97.1	the Specially Designated Nationals and Blocked Persons List maintained and published by OFAC;

1.1.97.2	the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained and published by HMT,

or any similar list maintained and published, or a public announcement of a Sanctions designation made, by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time;

1.1.98	“SBSA” – The Standard Bank of South Africa Limited (registration number 1962/000738/06), a public company duly incorporated in accordance with the laws of South Africa, acting through its Corporate and Investment Banking division;

1.1.99	“Repeating Representations” - each of the representations set out in 18.1 to 18.11 (both inclusive), 18.13 to 18.17 (both inclusive), and 18.19 to 18.27 (both inclusive);

1.1.100	“Screen Rate” - the mid-market rate for deposits in ZAR for the relevant period before any correction, recalculation or republication by the administrator which appears on the Reuters Screen SAFEY Page alongside the caption “YIELD” at the applicable time (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If such page or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower;

1.1.101	“Secured Obligations” - all obligations at any time due, owing or incurred by any Obligor to the Lender or any other Obligor under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity);

1.1.102	“Secured Property” - all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security;

1.1.103	“Security” - a mortgage bond, notarial bond, cession in security, charge, pledge, hypothec, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

1.1.104	“Shareholders” – the ordinary shareholders of the Borrower, being as at the Signature Date, those Entities or Persons listed in Annexure I;

1.1.105	“Signature Date” - the date of the signature of the Party last signing this Agreement in time;

1.1.106	“South Africa” - the Republic of South Africa;

1.1.107	“Specified Time” - a day or time determined in accordance with Annexure H (Timetables);

1.1.108	“Subordination Agreement” – the written subordination agreement concluded or to be concluded contemporaneously herewith, between the Shareholders, the Borrower and the Lender, in terms of which, inter alia, the Shareholders subordinate all of their claims against the Borrower in favour of the Lender;

1.1.109	“Subsidiary” - a “subsidiary” as defined in the Companies Act 2008 and shall include any person who would, but for not being a “company” under the Companies Act 2008, qualify as a “subsidiary” as defined in the Companies Act 2008;

1.1.110	“Tax” - any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

1.1.111	“Total Commitments” - the aggregate of the Commitments, being R925,000,000 at the Signature Date;

1.1.112	“Tranche A” – that portion of the Facility equal to the Tranche A Commitment made available by the Lender to the Borrower in terms of 5;

1.1.113	“Tranche A Commitment” – that portion of the Commitment equal to R75,000,000;

1.1.114	“Tranche B” – that portion of the Facility equal to the Tranche B Commitment made available by the Lender to the Borrower in terms of 5;

1.1.115	“Tranche B Commitment” – that portion of the Commitment equal to R850,000,000;

1.1.116	“Tranche B Conditions” – the conditions precedent set out in 4.2.2;

1.1.117	“Tranches” - collectively, Tranche A and Tranche B and “Tranche” means either of Tranche A and Tranche B as the context may require;

1.1.118	“Transaction Security” - the Security created or expressed to be created in favour of the Lender pursuant to the Transaction Security Documents;

1.1.119	“Transaction Security Documents” means each of –

1.1.119.1	the Obligor Pledge and Cession;

1.1.119.2	any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents;

1.1.120	“Transfer” has the meaning given to it in 23.1;

1.1.121	“Transfer Certificate” - a certificate substantially in the form set out in Annexure D or any other form agreed between the Lender and the Borrower;

1.1.122	“Transfer Date” - in relation to a Transfer, the later of –

1.1.122.1	the proposed Transfer Date specified in the Transfer Certificate; and

1.1.122.2	the date on which the Lender executes the Transfer Certificate;

1.1.123	“Treasury Transactions” - any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

1.1.124	“Unpaid Sum” - any sum due and payable but unpaid by an Obligor under the Finance Documents;

1.1.125	“US” - the United States of America;

1.1.126	“US Tax Obligor” means –

1.1.126.1	the Borrower which is resident for tax purposes in the US; or

1.1.126.2	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes;

1.1.127	“Utilisation” - a utilisation of the Facility;

1.1.128	“Utilisation Date” - the date of a Utilisation, being the date on which the relevant Loan is to be made;

1.1.129	“Utilisation Request” - a notice substantially in the form set out in Annexure C (Utilisation Request);

1.1.130	“VAT” –

1.1.130.1	any value added tax as provided for in the Value Added Tax Act, 1991;

1.1.130.2	any general service tax; and

1.1.130.3	any other tax of a similar nature;

1.1.131	“ZAR” or “R” - South African Rand, the lawful currency of South Africa;

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to –

1.2.1.1	the “Lender”, any “Obligor”, any “Party”, or any other person shall be construed so as to include its successors in title, permitted cessionaries and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

1.2.1.2	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Lender or, if not so agreed, is in the form specified by the Lender;

1.2.2	“assets” includes present and future properties, revenues and rights of every description;

1.2.3	“authority” includes any court or any governmental, intergovernmental or supranational body, agency, department or any regulatory, self-regulatory or other authority;

1.2.4	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

1.2.5	the use of the word “including” followed by specific examples will not be construed as limiting the meaning of the general wording preceding it, and the eiusdem generis rule must not be applied in the interpretation of such general wording or such specific examples;

1.2.6	“guarantee” means (other than in 17) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

1.2.7	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.8	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

1.2.9	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.10	a provision of law is a reference to that provision as amended or re-enacted; and

1.2.11	a time of day is a reference to Johannesburg time;

1.3	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.4	Section, clause and annexure headings are for ease of reference only.

1.5	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.6	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.7	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation clause, effect shall be given to it as if it were a substantive provision of the relevant Finance Document.

1.8	Unless inconsistent with the context, an expression in any Finance Document which denotes the singular includes the plural and vice versa.

1.9	The annexures to any Finance Document form an integral part thereof and a reference to a “clause” or an “Annexure” is a reference to a clause of, or an annexure to, this Agreement.

1.10	The rule of construction that, in the event of ambiguity, a contract shall be interpreted against the party responsible for the drafting thereof, shall not apply in the interpretation of the Finance Documents.

1.11	The expiry or termination of any Finance Documents shall not affect those provisions of the Finance Documents that expressly provide that they will operate after any such expiry or termination or which of necessity must continue to have effect after such expiry or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.12	The Finance Documents shall to the extent permitted by applicable law be binding on and enforceable by the administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators of the Parties as fully and effectually as if they had signed the Finance Documents in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators, as the case may be.

1.13	Where figures are referred to in numerals and in words in any Finance Document, if there is any conflict between the two, the words shall prevail.

1.14	Unless a contrary indication appears, where any number of days is to be calculated from a particular day, such number shall be calculated as including that particular day and excluding the last day of such period.

1.15	Third party rights

1.15.1	Except as expressly provided for in this Agreement or in any other Finance Document, no provision of any Finance Document constitutes a stipulation for the benefit of any person who is not a party to that Finance Document.

1.15.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a party to that Finance Document is not required to rescind or vary that Finance Document at any time except to the extent that the relevant variation or rescission (as the case may be) relates directly to the right conferred upon any applicable third party under a stipulation for the benefit of that party that has been accepted by that third party.

2	THE FACILITY

Subject to the terms of this Agreement. the Lender makes available to the Borrower a ZAR revolving credit facility in an aggregate amount equal to the Commitment, comprising of Tranche A and Tranche B.

3	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards its general corporate purposes.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part 1 of Annexure B in form and substance satisfactory to the Lender on or before 26 February 2021. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

The Lender will only be obliged to comply with 5.4 if on the date of any Utilisation Request-

4.2.1	relating to a Utilisation of Tranche A and on the proposed Utilisation Date -

4.2.1.1	the Effective Date has occurred;

4.2.1.2	no Default is continuing or would result from the proposed Loan; and

4.2.1.3	the Repeating Representations to be made by each Obligor are true in all material respects; and

4.2.2	relating to a Utilisation of Tranche B and on the proposed Utilisation Date, in addition to the conditions set out in 4.2.1.1 to 4.2.1.3, -

4.2.2.1	the Lender has confirmed to the Borrower in writing that it has obtained final credit approval in respect of such Utilisation; and

4.2.2.2	the Borrower has provided evidence, to the satisfaction of the Lender, that the requirements set out in 20.2 will be complied with as at the proposed Utilisation Date and for the next two Measurement Dates immediately following such proposed Utilisation Date.

5	UTILISATION

5.1	Delivery of a Utilisation Request

Subject to 4, the Borrower may utilise each of the Tranche A Commitment and the Tranche B Commitment by delivery to the Lender of a duly completed Utilisation Request in respect thereof not later than the Specified Time, provided that, subject to the remaining provisions of this Agreement, the Utilisation Date specified in the Utilisation Request must be a date which falls within the applicable Availability Period.

5.2	Completion of a Utilisation Request

5.2.1	Subject to 5.1, a Utilisation Request is irrevocable and will not be regarded as having been duly completed unless –

5.2.1.1	the proposed Utilisation Date is a Business Day within the applicable Availability Period;

5.2.1.2	it identifies the Tranche to be utilised pursuant to such Utilisation request;

5.2.1.3	in respect of a Utilisation of Tranche A, the date of the Utilisation Request is not less than three Business Days prior to the proposed Utilisation Date;

5.2.1.4	in respect of a Utilisation of Tranche B, the date of the Utilisation Request is not less than five Business Days prior to the proposed Utilisation Date;

5.2.1.5	the currency and amount of the Utilisation comply with clause 5.3; and

5.2.1.6	it identifies the proposed first Interest Period and that Interest Period complies with clause 9.

5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be ZAR.

5.3.2	The amount of the proposed Loan in respect of any Tranche must be an amount which is not more than the Available Commitment in respect of such Tranche and which is a minimum of ZAR25,000,000 or, if less, the Available Commitment in respect of such Tranche.

5.4	Lender’s participation

If the conditions set out in this Agreement have been met, the Lender shall make each Loan available by the Utilisation Date thereof.

5.5	Cancellation of Commitment

The Commitments in respect of a Tranche which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period in respect of such Tranche.

6	REPAYMENT

6.1	Repayment of Loans

The Borrower shall repay the Loans made to it in full on the Repayment Date.

6.2	Reborrowing

All principal amounts constituting a Loan voluntarily prepaid or repaid by the Borrower shall be available for re-advance to the Borrower subject to and in accordance with the other provisions of this Agreement.

7	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful, in any applicable jurisdiction, for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so –

7.1.1	the Lender shall promptly notify the Borrower upon becoming aware of that event;

7.1.2	upon the Lender notifying the Borrower, the Available Commitment in respect of both Tranche A and Tranche B will be immediately cancelled; and

7.1.3	the Borrower shall repay the Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

7.2	Sanctions

7.2.1	If any Obligor –

7.2.1.1	is or becomes a Sanctioned Entity;

7.2.1.2	participates in any manner in any Sanctioned Transaction;

7.2.1.3	acts, directly or indirectly, to benefit any party against whom Sanctions have been established by a Sanctions Authority;

then

7.2.1.4	the Borrower shall notify the Lender promptly upon becoming aware of that event; and

7.2.1.5	the Lender shall not be obliged to fund any Utilisation.

7.2.2	The Lender, in the case of 7.2.1.1 to 7.2.1.3 (both inclusive) may by notice to the Borrower, elect to cancel its Commitment with effect from the date of receipt by the Borrower of such notice and declare its participation in all outstanding Loans immediately due and payable.

7.2.3	On receipt by the Borrower of a notice referred to in 7.2.2 above, the relevant Commitment of the Lender will be immediately cancelled and the Lender’s participation in all outstanding Loans under the Facility owing to the Lender shall become immediately due and payable.

7.3	Change of control

7.3.1	If a Change of Control occurs –

7.3.1.1	the Borrower shall promptly notify the Lender upon becoming aware of that event;

7.3.1.2	the Lender shall not be obliged to fund a Utilisation; and

7.3.1.3	if the Lender so requires, the Lender shall, by not less than five days’ notice to the Borrower, cancel the Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitments will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

7.3.2	For the purposes of 7.3.1 above, “Change of Control” means –

7.3.2.1	at any time before the Delisting Event. Karoo ceases directly or indirectly to hold 68.17% of the issued shares of Cartrack Holdings;

7.3.2.2	at any time after the Delisting Event, Karoo (ceases directly or indirectly to hold 100% of the issued shares of Cartrack Holdings;

7.3.2.3	Cartrack Holdings ceases directly or indirectly to hold 100% of the issued shares of the Borrower; and/or

7.3.2.4	any change in the shareholding of any Guarantor subsequent to the Effective Date.

7.4	Net Disposal Proceeds and Net Insurance Proceeds

7.4.1	The Borrower shall, as applicable –

7.4.1.1	within five Business Days of receipt of any Net Disposal Proceeds or Net Insurance Proceeds (as the case may be); or

7.4.1.2	upon the expiry of the relevant period contemplated in 1.1.34.2 of the definition of “Excluded Disposal Proceeds” or the relevant period contemplated in 1.1.35.2 of the definition of “Excluded Insurance Proceeds”, notify the Lender in writing of the full amount of such Net Disposal Proceeds or Net Insurance Proceeds (as the case may be) (the “Offered Amount”) and in each such notice (“Offer Notice”) offer to make a prepayment to the Lender of the full Offered Amount in prepayment of the outstanding Loans.

7.4.2	The Lender shall, within seven Business Days of receipt of the Offer Notice (“Acceptance Period”), notify the Borrower in writing (“Acceptance Notice”) whether it wishes to accept the offer of the Offered Amount, provided that, if the Lender fails to so notify the Borrower, it shall be deemed to have accepted the relevant offer in full.

7.4.3	If an offer is accepted or deemed to accepted by the Lender in accordance with 7.4.2, the Borrower shall, on the first Interest Payment Date immediately succeeding the earlier of (i) the date of the Acceptance Notice and (ii) the expiry of the Acceptance Period, apply the Offered Amount make a mandatory prepayment of the outstanding Loans on account of the Facility.

7.4.4	If any portion of any Offered Amount is not required to be applied towards the repayment of the outstanding Loans in accordance with this 7.4, (the “Distributable Amount”), the Borrower or the relevant member of the Group shall be entitled to apply the Distributable Amount towards any purpose it deems fit.

7.5	Voluntary cancellation

The Borrower may, if it gives the Lender not less than seven Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (but, if in part, being a minimum amount of ZAR25,000,000) of the Available Commitment in respect of any Tranche.

7.6	Voluntary prepayment of Loans

The Borrower may, if it gives the Lender not less than seven Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of ZAR25,000,000).

7.7	Prepayment Penalty

7.7.1	If the Borrower utilises directly or indirectly any Refinance Funding in relation to the repayment or prepayment of any Loan or cancellation of any Commitment, then all and not less than all of the outstanding balance of every Loan together with all interest and other amounts accrued thereon under this Agreement must be simultaneously repaid by the Borrower, the Total Commitment shall be cancelled upon such prepayment and –

7.7.1.1	prior to the first anniversary of the Effective Date, a prepayment penalty equal to 2% (plus VAT thereon if applicable) of the face value amount of such prepayment;

7.7.1.2	on or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date, a prepayment penalty equal to 1% (plus VAT thereon if applicable) of the face value amount of such prepayment;

(each of the amounts payable in respect of 7.7.1.1 and 7.7.1.2, a “Prepayment Penalty”), provided that such prepayment shall be allocated by the Lender first as to costs, then as to accrued interest and finally as to the outstanding principal under such Loan.

7.8	Restrictions

7.8.1	Any notice of cancellation or prepayment given by any Party under this 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.8.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and, save as otherwise provided for in 7.7, without premium or penalty.

7.8.3	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.8.4	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable –

8.1.1	Margin; and

8.1.2	JIBAR.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan during each Interest Period on the Interest Payment Date immediately following such Interest Period and in full on the Repayment Date.

8.3	Default interest

8.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 2% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this 8.3 shall be immediately payable by the Obligor on demand by the Lender.

8.3.2	Default interest (if unpaid) arising on any overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement and of each Funding Rate relating to a Loan.

9	INTEREST PERIODS

9.1	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.2	Consolidation of Loans

If two or more Interest Periods in respect of any Loans end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

10.1.1	Interpolated Screen Rate: If no Screen Rate is available for JIBAR for the Interest Period of a Loan, the applicable JIBAR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

10.1.2	Reference Bank Rate: If no Screen Rate is available for JIBAR for (i) ZAR; or (ii) the Interest Period of a Loan, and it is not possible to calculate the Interpolated Screen Rate, the applicable JIBAR shall be the Reference Bank Rate as of the Specified Time and for a period equal in length to the Interest Period of that Loan.

10.1.3	Cost of funds: If 10.1.2 above applies but no Reference Bank Rate is available or the relevant Interest Period there shall be no JIBAR for that Loan and 10.4 shall apply to that Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

10.2.1	Subject to 10.2.2, if JIBAR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

10.2.2	If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption

If, before close of business in Johannesburg on the Quotation Day, the Lender notifies the Borrower that the cost to it of funding its participation in a Loan from the wholesale market for ZAR would be in excess of JIBAR or that JIBAR has ceased to be an accredited rate, then 10.4 shall apply to that Loan for the relevant Interest Period.

10.4	Cost of funds

10.4.1	If this 10.4 applies, the rate of interest on the Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of –

10.4.1.1	the Margin; and

10.4.1.2	the rate notified by the Lender to the Borrower as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding its participation in that Loan from whatever source(s) it may reasonably select.

10.4.2	If this 10.4 applies and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

10.4.3	Any alternative basis agreed pursuant to 10.4.2 above shall, with the prior consent of the Lender and the Borrower, be binding on all Parties.

10.5	Break Costs

10.5.1	The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

10.5.2	The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

10.6	Economic Failure

On the occurrence of an Economic Failure, the Lender reserves the right to increase the applicable Margin applicable to the Facility by such an amount as may be necessary to compensate for the Lender’s loss of return. Upon the determination by the Lender that an Economic Failure has occurred, the Lender shall by written notice advise the Borrower of the increased Margin and, upon the Lender so notifying the Borrower, the applicable Margin shall increase by the percentage recorded in such notice, with effect from the date of occurrence of such Economic Failure.

11	FEES

11.1	Commitment fee

11.1.1	The Borrower shall pay to the Lender a fee computed at the rate of 30% of the Margin, together with VAT thereon, per annum on the Lender’s Available Commitment in respect of Tranche A for the Availability Period.

11.1.2	The accrued commitment fee is payable in arrears on each Interest Payment Date which falls within the Availability Period (on the basis that the first Interest Period following the Effective Date ends on 30 May 2021), on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the Lender’s Commitment in respect of the Initial Facility at the time the cancellation is effective.

11.2	Debt origination fee

11.2.1	The Borrower shall pay to the Lender an irrevocable and non-refundable debt origination fee in an amount equal to ZAR1,850,000, together with VAT thereon, on the Effective Date.

11.2.2	The Borrower acknowledges that the fee contemplated in 11.2.1 is irrevocable and is required to be paid on the Effective Date in consideration for the expertise used in the debt structuring, implementation and completion of the transaction contemplated in this Agreement.

12	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

12.1.1	In this Agreement –

12.1.1.1	“Protected Party” means the Lender which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document;

12.1.1.2	“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax;

12.1.1.3	“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document;

12.1.1.4	“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under 12.2 or a payment under 12.3.

12.1.2	Unless a contrary indication appears, in this 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower and any relevant Obligor on becoming so aware in respect of a payment payable to the Lender.

12.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

12.3.1	The Borrower shall (within three Business Days of demand by the Lender) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 above shall not apply –

12.3.2.1	with respect to any Tax assessed on the Lender under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

12.3.2.2	to the extent a loss, liability or cost is -

12.3.2.2.1	compensated for by an increased payment under 12.2; or

12.3.2.2.2	relates to a FATCA Deduction required to be made by a Party.

12.3.3	A Protected Party making, or intending to make a claim under 12.3.1 shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that –

12.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, or to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

12.4.2	the Lender has obtained, utilised and retained that Tax Credit,the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Borrower shall (within three Business Days of demand) indemnify the Lender against, and shall pay to the Lender, any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Value added tax

12.6.1	All amounts set out or expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

12.6.2	Where a Finance Document requires any Party to reimburse or indemnify the Lender for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7	FATCA Information

12.7.1	Subject to 12.7.3, each Party shall, within ten Business Days of a reasonable request by another Party –

12.7.1.1	confirm to that other Party whether it is –

12.7.1.1.1	a FATCA Exempt Party; or

12.7.1.1.2	not a FATCA Exempt Party;

12.7.1.2	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

12.7.1.3	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

12.7.2	If a Party confirms to another Party pursuant to 12.7.1.1 that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.7.3	Clause 12.7.1 shall not oblige the Lender to do anything, and 12.7.1.3 shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of –

12.7.3.1	any law or regulation;

12.7.3.2	any fiduciary duty; or

12.7.3.3	any duty of confidentiality.

12.7.4	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with 12.7.1.1 or 12.7.1.2 (including, for the avoidance of doubt, where 12.7.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13	INCREASED COSTS

13.1	Increased costs

13.1.1	Subject to 13.3 the Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signature Date.

13.1.2	In this Agreement “Increased Costs” means –

13.1.2.1	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;

13.1.2.2	an additional or increased cost; or

13.1.2.3	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

The Lender intending to make a claim pursuant to 13.1 shall notify the Borrower of the event giving rise to the claim.

13.3	Exceptions

13.3.1	Clause 13.1 does not apply to the extent any Increased Cost is –

13.3.1.1	attributable to a Tax Deduction required by law to be made by an Obligor;

13.3.1.2	compensated for by 12.3 (or would have been compensated for under 12.3 but was not so compensated solely because any of the exclusions in 12.3.2 applied); or

13.3.1.3	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

13.3.2	In this 13.3, a reference to a “Tax Deduction” has the same meaning given to that term in 12.1.

14	INDEMNITY

14.1	The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Lender against and shall pay to the Lender any cost, loss or liability incurred by the Lender as a result of –

14.1.1	the occurrence of any Default;

14.1.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

14.1.3	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

14.1.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.1.5	The Borrower shall promptly indemnify the Lender, each Affiliate of the Lender and each officer or employee of the Lender or its Affiliate, against any cost, loss or liability incurred by the Lender or its Affiliate (or officer or employee of the Lender or Affiliate) in connection with or arising out of the use of proceeds under the Facility or Transaction Security being taken over the Secured Property (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the use of proceeds under the Facility), unless such loss or liability is caused by the gross negligence or wilful misconduct of the Lender or its Affiliate (or employee or officer of the Lender or Affiliate). Any Affiliate or any officer or employee of the Lender or its Affiliate may rely on this 14, subject to 1.15.

15	MITIGATION BY THE LENDER

15.1	Mitigation

15.1.1	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of 7.1, 12 or 13 including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate.

15.1.2	Clause 15.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

15.2.1	The Borrower shall promptly indemnify the Lender against and shall pay to the Lender all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under 15.1.

15.2.2	The Lender is not obliged to take any steps under 15.1 if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

16	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution, syndication and perfection of –

16.1.1.1	the Transaction Security, this Agreement, and any other documents referred to in this Agreement; and

16.1.1.2	any other Finance Documents executed after the Signature Date.

16.2	Amendment costs

If

16.2.1	an Obligor requests an amendment, waiver or consent; or

16.2.2	there is any change in law or any regulation which requires an amendment, waiver or consent under the Finance Documents, the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender (and by any Representative appointed by the Lender) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees on the scale as between attorney and own client whether incurred before or after judgement) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Lender as a consequence of taking or holding the Transaction Security or enforcing these rights.

17	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally, as a principal obligor and not merely as a surety and on the basis of discrete obligations enforceable against it –

17.1.1	guarantees to the Lender punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

17.1.2	undertakes to the Lender that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

17.1.3	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, business rescue proceedings, liquidation, winding-up or otherwise, without limitation, then the liability of each Obligor under this 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this 17 will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this 17 (without limitation and whether or not known to it or the Lender) including –

17.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

17.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

17.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or nonobservance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

17.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

17.4.5	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

17.4.6	any unenforceability, illegality, invalidity suspension or cancellation of any obligation of any person under any Finance Document or any other document or security;

17.4.7	any insolvency, liquidation, winding-up, business rescue or similar proceedings (including, but not limited to, receipt of any distribution made under or in connection with those proceedings);

17.4.8	any other Finance Document not being executed by or binding against any other Guarantor or any other party; or

17.4.9	any other fact or circumstance arising on which a Guarantor might otherwise be able to rely on a defence based on prejudice, waiver or estoppel.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may –

17.6.1	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or agent or other person on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

17.6.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this 17.

17.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this 17 –

17.7.1	to be indemnified by an Obligor;

17.7.2	to claim any contribution from any other guarantor of or provider of security for any Obligor’s obligations under the Finance Documents;

17.7.3	to take the benefit (in whole or in part and whether by way of subrogation, cession of action or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

17.7.4	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under 17.1;

17.7.5	to exercise any right of set-off against any Obligor; and/or

17.7.6	to claim, rank, prove or vote as a creditor or shareholder of any Obligor in competition with the Lender.

If a Guarantor receives any benefit, payment or distribution in relation to such rights, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for, or otherwise for the benefit of, the Lender and shall promptly pay or transfer the same to the Lender.

17.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor –

17.8.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

17.8.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

18	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this 18 to the Lender on the Signature Date.

18.1	Status

18.1.1	It is a corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

18.1.2	Each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

18.1.3	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

18.2.1	The obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

18.2.2	(without limiting the generality of 18.2.1 above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with –

18.3.1	any law or regulation applicable to it;

18.3.2	its or any of its Subsidiaries’ constitutional documents; or

18.3.3	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets or constitute a default or termination event (however described) under any such agreement or instrument.

18.4	Power and authority

18.4.1	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.4.2	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

18.5	Validity and admissibility in evidence

18.5.1	All Authorisations and any other acts, conditions or things required or desirable –

18.5.1.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

18.5.1.2	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained, effected, done, fulfilled or performed and are in full force and effect.

18.5.2	All Authorisations necessary for the conduct of the business, trade and ordinary activities by each member of the Group have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement

18.6.1	The choice of the law stated to be the governing law of each Finance Document will be recognised and enforced in its Relevant Jurisdictions.

18.6.2	Any judgment obtained in relation to a Finance Document in the jurisdiction of the stated governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

18.7	Insolvency and Financial Distress

18.7.1	No creditors’ process described in 22.8 has been taken or, to the knowledge of the Borrower, threatened in relation to any Material Subsidiary.

18.7.2	No Insolvency Event has occurred in respect of the Borrower or any Material Subsidiary nor is the Borrower or any Material Subsidiary financially distressed within the meaning of section 128 of the Companies Act.

18.7.3	Neither it nor any member of the Group is Financially Distressed (as defined in the Companies Act, 2008).

18.8	Deduction of Tax

It is not required to make any Tax Deduction (as defined in 12.1) from any payment it may make under any Finance Document.

18.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.10	No default

18.10.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

18.10.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

18.11	No misleading information

All written information provided by any member of the Group (including its advisers) to the Lender under or in connection with the Finance Documents was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

18.12	Financial statements

18.12.1	Its Original Financial Statements were prepared in accordance with IFRS consistently applied.

18.12.2	Its Original Financial Statements fairly represent its financial condition as at the end of the relevant Financial Year and operations during the relevant Financial Year (consolidated in the case of the Borrower).

18.12.3	The Budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

18.12.4	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Borrower) since the date of its Original Financial Statements.

18.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

18.15	No breach of laws

18.15.1	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

18.15.2	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

18.16	Environmental laws

18.16.1	Each member of the Group is in compliance with 21.15 and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

18.16.2	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

18.17	Authorised Signatures

Any person specified as its authorised signatory under Annexure B (Conditions precedent) or 19.5.7 is authorised to sign Utilisation Requests and other notices on its behalf.

18.18	Financial year end

The Financial Year-end of -

18.18.1	the Borrower is February; and

18.18.2	each Guarantor is February.

18.19	No immunity

In any proceedings taken in South Africa or in any other jurisdiction, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process in relation to any Finance Document.

18.20	Private and commercial acts

Its execution of the Finance Documents to which it is a party constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

18.21	Taxation

18.21.1	It and each member of the Group has duly and punctually paid and discharged all Taxes imposed upon it or its assets in all material respects within the time period allowed without incurring penalties except to the extent that -

18.21.1.1	payment is being contested in good faith;

18.21.1.2	it has maintained adequate provisions for those Taxes in accordance with IFRS; and

18.21.1.3	payment can be lawfully withheld.

18.21.2	No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes which –

18.21.2.1	are reasonably likely to result in the imposition of any conviction; or

18.21.2.2	result in the imposition of any penalty that may adversely affect the reputation of any Finance Party (as determined by that Finance Party in its absolute discretion by written notice to the Borrower to that effect).

18.21.3	It is resident for Tax purposes only in South Africa.

18.22	Anti-corruption law

Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintains as at the Signature Date policies and procedures designed to promote and achieve compliance with such laws.

18.23	Sanctions

No Obligor, nor any of its directors to its best knowledge (having made due and careful enquiry), is listed on any Sanctions List.

18.24	Security and Financial Indebtedness

18.24.1	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

18.24.2	No member of the Group has any Financial Indebtedness outstanding other than in terms of the Permitted Loans and/or as permitted by this Agreement or as disclosed in Annexure K (Existing Financial Indebtedness).

18.24.3	Subject in each case to any registration specifically required by law, each Transaction Security Document validly creates the security interest which is expressed to be created by that Transaction Security Document.

18.25	Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

18.26	Ownership

It is the sole, absolute, legal and, where applicable, beneficial owner of the respective assets over which it purports to grant Security free from any claims, third party rights or competing interests other than Security permitted under 21.3.3.

18.27	No Material Adverse Effect

No Material Adverse Effect has occurred.

18.28	No adverse consequences

18.28.1	It is not necessary under the laws of its Relevant Jurisdictions –

18.28.1.1	in order to enable the Lender to enforce its rights under any Finance Document; or

18.28.1.2	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

18.28.2	that the Lender should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

18.29	Dormant entities

As at the Signature Date, the Subsidiaries of the Borrower listed in Annexure L (“Dormant Entities”) are not trading or conducting business of any nature whatsoever. If any Dormant Entity recommences any trading or conducts any business at any time during the term of this Agreement, the Borrower shall forthwith notify the Lender thereof.

18.30	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on –

18.30.1	the date of each Utilisation Request and the first day of each Interest Period; and

18.30.2	in the case of an Additional Guarantor, the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

19	INFORMATION UNDERTAKINGS

The undertakings in this 19 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Borrower shall supply to the Lender –

19.1.1	as soon as the same become available, but in any event within 120 days after the end of each of its Financial Years –

19.1.1.1	its audited consolidated financial statements for that Financial Year; and

19.1.1.2	the audited financial statements of each Obligor for that Financial Year; and

19.1.2	as soon as the same become available, but in any event within 30 days after the end of each Measurement Period, its management accounts (including a balance sheet, income statement, management accounts and cash flow statements, summarised debtors age analysis) for that Measurement Period.

19.2	Compliance Certificate

19.2.1	The Borrower shall supply to the Lender, with each set of audited consolidated financial statements for a Financial Year, each set of management accounts in respect of each Measurement Period in a Financial Year ending on a Measurement Date provided in terms of 19.1, a Compliance Certificate in the form attached as Annexure F (i) setting out (in reasonable detail) computations as to compliance with clause 20 as at the date as at which those financial statements or management accounts were drawn up and (ii) confirming compliance with the financial covenants recorded in clause 20. For the avoidance of doubt it being recorded that the first Measurement Date shall be 28 February 2021.

19.2.2	Each Compliance Certificate shall be signed by two directors of the Borrower.

19.3	Requirements as to financial statements and management accounts

19.3.1	Each set of financial statements and management accounts delivered by the Borrower pursuant to 19.1 shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements and/or management accounts were drawn up.

19.3.2	The Borrower shall procure that each set of financial statements and management accounts in respect of any Obligor delivered pursuant to 19.1 is prepared using IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements or management accounts (as the case may be), it notifies the Lender that there has been a change in IFRS, the accounting practices or reference periods and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Lender –

19.3.2.1	a description of any change necessary for those financial statements and/or management accounts to reflect the IFRS, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

19.3.2.2	sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether 20 has been complied with and make an accurate comparison between the financial position indicated in those financial statements and/or management accounts and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements and/or management accounts shall be construed as a reference to those financial statements and/or management accounts as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Budget

19.4.1	The Borrower shall supply to the Lender, as soon as the same become available but in any event within seven days before the start of each of its Financial Years, an annual Budget for that Financial Year.

19.4.2	The Borrower shall ensure that each Budget –

19.4.2.1	is in a form reasonably acceptable to the Lender and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, and descriptions of the proposed activities of the Group for the Financial Year to which the Budget relates. The projections shall relate to the 12 month period comprising, and each month in, that Financial Year;

19.4.2.2	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under 19.1;

19.4.2.3	has been approved by the board of directors of the Borrower.

19.4.3	If the Borrower updates or changes the Budget, it shall promptly deliver to the Lender, such updated or changed Budget together with a written explanation of the main changes in that Budget.

19.5	Information: miscellaneous

The Borrower shall supply to the Lender –

19.5.1	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally (or any class of them) at the same time as they are dispatched;

19.5.2	promptly upon becoming aware of them, details and copies of any change proposed to be made or made to its constitutional documents or the constitutional documents of it or any Obligor, including the filing of any Memorandum of Incorporation under the Companies Act 2008, if such change would adversely affect the rights of the Lender, or the ability of the Borrower to meet its payment and/or other obligations, under the Finance Documents;

19.5.3	written notice of all off balance sheet items, as such latter term is defined in IFRS, within five Business Days of the item arising;

19.5.4	promptly upon becoming aware of them, the details of (i) any Event of Default, and (ii) any litigation, arbitration, administrative proceedings, liquidation applications, winding up applications or business rescue applications or other Insolvency Event which are current, threatened or pending against it or any other member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

19.5.5	promptly, such information as the Lender may reasonably require about the Secured Property and compliance of the Obligors with the terms of any Transaction Security Documents;

19.5.6	promptly, and in any event within five Business Days, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request;

19.5.7	promptly, notice of any change in authorised signatories of it or any other Obligor signed by a director or company secretary of it or such other Obligor (as the case may be) accompanied by specimen signatures of any new authorised signatories;

19.5.8	promptly upon request, such additional information or documentation as the Lender may require in order to verify that any signatory referred to in 19.5.7 above has been duly authorised;

19.5.9	the details of any Disposal or insurance claim which would result in the receipt by any member of the Group of any Net Disposal Proceeds and/or Net Insurance Proceeds;

19.6	Auditors

The Borrower shall not (and shall ensure that no other Obligor will) change its auditors from those retained by it as at the Signature Date except with the consent of the Lender.

19.7	Financial Year end

The Borrower shall procure that each Financial Year-end Financial of -

19.7.1	the Borrower is February; and

19.7.2	each Guarantor is February.

19.8	Notification of default

19.8.1	Each Obligor shall notify the Lender promptly upon becoming aware of same, all relevant information regarding any facts or circumstances which could reasonably be expected to result in the occurrence of an Event of Default and/or a Default and/or adversely affect the Lender’s rights and/or interests under the Finance Documents after the Signature Date.

19.8.2	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.8.3	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.9	“Know your customer” checks

19.9.1	If –

19.9.1.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signature Date;

19.9.1.2	any change in the status or shareholding composition of an Obligor after the Signature Date; or

19.9.1.3	a proposed Transfer by the Lender of any of its rights and obligations under this Agreement to a party that is not the Lender prior to such Transfer,

obliges the Lender (or, in the case of 19.9.1.3 above, any prospective new Lender) to comply with “know your customer” or similar identification procedures (whether in terms of the Financial Intelligence Centre Act, 2001 or otherwise) in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in 19.9.1.3 above, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in 19.9.1.3 above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.9.2	The Borrower shall, by not less than 10 Business Days’ prior written notice to the Lender, notify the Lender of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to 24.

19.9.3	Following the giving of any notice pursuant to 19.9.2, if the accession of such Additional Guarantor obliges the Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

20	FINANCIAL COVENANTS

20.1	Financial definitions

In this Agreement –

20.1.1	“Capital Expenditure” - in respect of each Measurement Period, all expenditure incurred by the Group which would qualify as capital expenditure in accordance with IFRS;

20.1.2	“Debt” - for each Measurement Period and as at the Measurement Date on which such Measurement Period ends without double counting, all non-subordinated, Interest bearing financial indebtedness (including Financial Indebtedness);

20.1.3	“Debt to EBITDA Ratio” - for each Measurement Period, the ratio of Debt as at the last day of that Measurement Period to EBITDA for that Measurement Period;

20.1.4	“Debt Service” - in respect of each Measurement Period and in relation to the Group, the sum of –

20.1.4.1	Interest for such Measurement Period; plus

20.1.4.2	any scheduled repayments and any mandatory prepayments that may occur during that Measurement Period in respect of Debt;

20.1.5	“Debt Service Cover Ratio” - in respect of each Measurement Period, the ratio between (i) Free Cash Flow for such Measurement Period and (ii) Debt Service for such Measurement Period;

20.1.6	“EBITDA” - in relation to the Group (and in respect of each Measurement Period), the consolidated operating profit of the Group (and including the annualised operating income of any businesses or companies acquired during the applicable Financial Year) (and without double counting) –

20.1.6.1	before Taxation;

20.1.6.2	before deducting any interest, preference dividends, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments, in each instance in respect of Financial Indebtedness, whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Measurement Period;

20.1.6.3	not including any accrued interest owing to any member of the Group;

20.1.6.4	after adding back any amount attributable to the amortisation, or depreciation of assets of any member of the Group, but specifically excluding any depreciation of a right of use asset in accordance with IFRS 16;

20.1.6.5	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

20.1.6.6	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis) which is reported through the income statement during that period;

20.1.6.7	before any unrealised gains or losses due to exchange rate movements which is reported through the income statement during that period;

20.1.6.8	excluding the charge to profit represented by the expensing of forfeitable shares,

20.1.6.9	taking into account any adjustment in terms of IFRS 16 in respect of all lease payments made;

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before Taxation;

20.1.7	“Free Cash Flow” - without double counting, in respect of each Measurement Period and in relation to the Group, EBITDA for such Measurement Period adjusted by –

20.1.7.1	adding the amount (if any) by which the Group’s consolidated working capital has decreased during such period or, as the case may be, deducting the amount (if any) by which the Group’s consolidated working capital has increased during such Measurement Period. The changes in working capital are to be calculated by comparing the rolling average working capital over the relevant Measurement Period with the rolling average working capital over the immediately preceding Measurement Period;

20.1.7.2	deducting any Capital Expenditure incurred by the Group during such Measurement Period;

20.1.7.3	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not current assets or current liabilities) and deducting the amount of any non-cash credits (which are not current assets or current liabilities), in each case, to the extent taken into account in establishing EBITDA;

20.1.7.4	deducting any Taxes (less rebates) (determined without double counting) which the Group has paid during such Measurement Period;

20.1.7.5	adding any Interest actually received by any member of the Group,

and so that no amount shall be added (or deducted) more than once;

20.1.8	“Interest” - in respect of any Measurement Period, the sum of all interest and accrued finance charges under any non-subordinated interest-bearing liability and all accrued dividends under any preference share financing for such Measurement Period; and

20.1.9	“Measurement Period” - each period of 12 (twelve) consecutive months preceding a Measurement Date.

20.2	Financial condition

The Borrower shall ensure that at all times until all of the Secured Obligations have been fully and finally discharged (as confirmed by the Lender in writing), the following Financial Covenants will be achieved and maintained –

20.2.1	Debt Service Cover Ratio in respect of each Measurement Period equal to or more than 1.3 times;

20.2.2	Debt to EBITDA Ratio in respect of each Measurement Period of less than or equal to 1.25 times.

20.3	Financial testing

The Financial Covenants shall be calculated in accordance with IFRS and tested on each Measurement Date (the first Measurement Date being 28 February 2021) by reference to the consolidated financial information of the Group (contained in the financial statements and management accounts delivered pursuant to clause 19.1 and/or each Compliance Certificate delivered pursuant to clause 19.2), in respect of each Measurement Period.

20.4	Equity Cure

20.4.1	Should it be anticipated by the Borrower that any Financial Covenant will be breached or if any Financial Covenant has been breached in respect of any Measurement Period in terms of the preceding provisions of this clause 20, the Borrower may in each instance, should it wish to avoid the occurrence of an Event of Default of the nature contemplated in clause 22.2 or remedy an Event of Default of the nature contemplated in such clause which has occurred, restore the relevant Financial Covenant to the level required in terms of such provisions by prepaying a portion of the outstanding Loans and cancelling a corresponding portion of the Commitment, utilising Equity Cure Funding (“Equity Cure”), subject to the following terms and conditions –

20.4.1.1	the Borrower shall be required to give written notice of its intention to implement such Equity Cure to the Lender and thereafter to fully implement such Equity Cure within 30 calendar days from the date of giving such notice in the event of an anticipated breach of any of the Financial Covenants, such implementation to include the delivery of documentary proof to the Lender (acceptable to the Lender), of the utilisation of Equity Cure Funding to prepay a portion of the outstanding Loans;

20.4.1.2	if an Event of Default contemplated in clause 22.2 has occurred, and the Borrower wishes to utilise Equity Cure Funding to remedy such Event of Default, then the Borrower must do so within 30 calendar days of the Measurement Date in respect of which such Event of Default occurred;

20.4.1.3	no more than two Equity Cures may be effected;

20.4.1.4	without derogating from the provisions of clause 20.4.1.1, Equity Cures may not be effected in consecutive Measurement Periods;

20.4.1.5	no other Event of Default has occurred and is continuing; and

20.4.1.6	upon Equity Cure Funding having been utilised to prepay a portion of the outstanding Loans as equals the amount of the Equity Cure Funding (“Relevant Repayment”) in order to achieve an Equity Cure in relation to any Financial Covenant which may be or has been breached in relation to a particular Measurement Period, such Financial Covenant shall be recalculated on the basis that –

20.4.1.6.1	the quantum of the Debt shall be reduced by the quantum of such Equity Cure Funding so utilised for the Relevant Repayment as if the Relevant Repayment had occurred on the first day of the Measurement Period, for the purposes of determining the Debt to EBITDA Ratio; and

20.4.1.6.2	the quantum of Debt Service shall be recalculated as if the Relevant Repayment had occurred on the first day of the Measurement Period, for the purposes of determining the Debt Service Cover Ratio.

20.4.2	All Equity Cure Funding which has been utilised to make a Relevant Repayment, the amounts so repaid under the Facility, shall no longer be available for Utilisation by the Borrower under the Facility and a corresponding portion of the Commitment shall be cancelled.

21	GENERAL UNDERTAKINGS

The undertakings in this 21 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) promptly –

21.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

21.1.2	supply certified copies to the Lender, upon its request, of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to –

21.1.3	enable it to perform its obligations under the Finance Documents;

21.1.4	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

21.1.5	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.2	Compliance with laws

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject.

21.3	Negative pledge

In this 21.3, “Quasi-Security” means an arrangement or transaction described in 21.3.2.

21.3.1	No Obligor shall (and the Borrower shall ensure that no member of the Group will) create or permit to subsist any Security over any of its assets.

21.3.2	No Obligor shall (and the Borrower shall ensure that no member of the Group will) –

21.3.2.1	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

21.3.2.2	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

21.3.2.3	enter into or permit to subsist any title retention arrangement;

21.3.2.4	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

21.3.2.5	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.3.3	Clauses 21.3.1 and 21.3.2 do not apply to any Security or (as the case may be) Quasi-Security listed below –

21.3.3.1	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

21.3.3.2	any Security or Quasi-Security entered into pursuant to any Finance Document;

21.3.3.3	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group.

21.4	Disposals

21.4.1	No Obligor shall (and the Borrower shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

21.4.2	Clause 21.4.1 above does not apply to any sale, lease, transfer or other disposal –

21.4.2.1	made in the ordinary course of trading of the disposing entity;

21.4.2.2	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose.

21.5	Arm’s length basis

21.5.1	No Obligor shall (and the Borrower shall ensure that no member of the Group will) enter into any transaction with any person except on arm’s length terms and for full market value, other than in the ordinary course of business of the Obligor.

21.5.2	Each Obligor shall inform the Lender promptly of any transactions concluded by it with any related person during any Financial Year, and in addition, the Borrower shall inform the Lender promptly of any transactions concluded by any Obligor with any related person during any Financial Year, other than those concluded in the ordinary course of business of that Obligor, in keeping with normal business practices in the Group and disclosed in the annul financial statements of such Obligor.

21.6	Loans or credit

No Obligor shall (and the Borrower shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness other than in respect of the Permitted Loans.

21.7	No guarantees or indemnities

No Obligor shall (and the Borrower shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

21.8	Dividends and share redemption

Other than a Permitted Distribution, the Borrower shall not (and the Borrower shall ensure that no member of the Group will), –

21.8.1	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

21.8.2	repay or distribute any dividend or share premium reserve;

21.8.3	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower; or

21.8.4	redeem, repurchase, retire or repay any of its share capital or resolve to do so.

21.9	Share capital

No Obligor shall (and the Borrower shall ensure that no member of the Group will) issue any shares or enter into or grant any equity warrant or similar instrument in relation to any shares of any Obligor except with the prior written consent of the Lender.

21.10	Financial Indebtedness

No Obligor shall (and the Borrower shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness, other than the Permitted Loans, without the prior written consent of the Lender.

21.11	Merger

The Borrower shall not (and the Borrower shall ensure that no member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction, without the prior written consent of the Lender (which consent shall not be unreasonably withheld).

21.12	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or any Obligor or the Group taken as a whole from that carried on at the Signature Date.

21.13	Acquisitions

No Obligor shall (and the Borrower shall ensure that no member of the Group will), without the prior written consent of the Lender –

21.13.1	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

21.13.2	incorporate a company.

21.14	Constitutional documents

Each Obligor shall ensure that no change is made to its respective constitutional documents which would adversely affect the rights of the Lender, or the ability of the Borrower to meet its payment and/or other obligations, under the Finance Documents.

21.15	Environmental compliance

21.15.1	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) –

21.15.1.1	comply with all Environmental Law;

21.15.1.2	obtain, maintain and ensure compliance with all requisite Environmental Permits;

21.15.1.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.16	Environmental claims

Each Obligor shall (through the Borrower), promptly upon becoming aware of the same, inform the Lender in writing of –

21.16.1	any Environmental Claim against any member of the Group which is current, pending or threatened; and

21.16.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

21.17	Anti-corruption law

21.17.1	No Obligor shall (and the Borrower shall ensure that no member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Prevention and Combatting of Corrupt Activities Act 2004, Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

21.17.2	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) -

21.17.2.1	conduct its businesses in compliance with applicable anti-corruption laws; and

21.17.2.2	maintain policies and procedures designed to promote and achieve compliance with such laws.

21.18	Sanctions

21.18.1	The Obligors shall not –

21.18.1.1	use the proceeds of the Loans or facilities under any other Finance Document (or any of them) for the purpose of financing directly or indirectly (or otherwise make available) the activities of any person or entity which is listed on any Sanctions List or located in a country which is subject to any Sanctions;

21.18.1.2	contribute or otherwise make available the proceeds of the Loans or facilities under any other Finance Document to any other person or entity if that member of the Group has actual knowledge that such party intends to use such proceeds for the purpose of financing the activities of any person or entity as contemplated in 21.18.1.1.

21.18.2	Each Obligor shall –

21.18.2.1	take all reasonable steps to ensure that appropriate controls and safeguards are in place, designed to prevent it from being or becoming involved in a Sanctioned Transaction; and

21.18.2.2	immediately notify the Lender upon it or any other Obligor becoming the subject of Sanctions investigations.

21.19	Taxation

21.19.1	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that –

21.19.1.1	such payment is being contested in good faith;

21.19.1.2	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under 19.1; and

21.19.1.3	such payment can be lawfully withheld.

21.19.2	No member of the Group may change its residence for Tax purposes.

21.20	Auditors

No Obligor shall change its auditor, other than to an Auditor, without the prior written consent of the Lender.

21.21	Insurance

21.21.1	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies incorporated in its jurisdiction of incorporation carrying on the same or substantially similar business.

21.21.2	All insurances must be with reputable independent insurance companies or underwriters.

21.21.3	Each Obligor shall use all reasonable endeavours to ensure that (i) the Lender receives copies of the Insurance Policies, receipts for the payment of premiums for insurance and any information in connection with the Insurance policies and claims under them which the Lender may reasonably require.

21.21.4	Each Obligor shall ensure that the Lender’s interests in the Insurance Policies in terms of the Finance Documents are noted thereon.

21.21.5	Each Obligor shall ensure that -

21.21.5.1	each premium for the Insurance Policies is paid within the period permitted for payment of that premium; and

21.21.5.2	all other things necessary are done so as to keep each of the Insurance Policies in force.

21.21.6	If any Obligor fails to comply with any term of this clause, the Lender may, at the expense of the Borrower, effect any insurance and generally do such things and take such other action as the Lender may reasonably consider necessary or desirable to prevent or remedy any breach of this clause.

21.22	Accounting policies

No Obligor shall adopt any accounting policy which does not conform to IFRS or make any change to its accounting policy from those used during the immediately preceding Financial Year, without the prior written consent of the Lender.

21.23	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.24	Access

Each Obligor shall, and the Borrower shall ensure that each member of the Group will, (not more than once in every Financial Year unless an Event of Default is continuing or the Lender reasonably suspects an Event of Default is continuing or may occur) permit the Lender and/or accountants or other professional advisers and contractors of the Lender free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or the Borrower to (a) the premises, assets, books, accounts, records and financial information of each member of the Group and (b) meet and discuss matters with management of the Group.

21.25	Treasury Transactions

No Obligor shall (and the Borrower shall ensure that no member of the Group shall) enter into any Treasury Transaction except with the prior written consent of the Lender.

21.26	Preservation of assets

Each Obligor shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business.

21.27	Further assurance

21.27.1	Each Obligor shall (and the Borrower shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender and its respective nominee(s)) –

21.27.1.1	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law; and/or

21.27.1.2	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

21.27.2	Each Obligor shall (and the Borrower shall procure that each member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

21.28	Material Subsidiaries

Each Obligor undertakes that, should any member of the Group become a Material Subsidiary at any time after the Effective Date, it shall procure that such Material Subsidiary accedes to the Finance Documents as a Guarantor.

21.29	Obligor Coverage Test

21.29.1	Subject to clause 21.29.2 and 21.30, each Obligor shall procure that, at all times, the Group, on a consolidated basis, shall achieve and maintain an Obligor Earnings Ratio of more than or equal to 80% (the “Obligor Coverage Test”).

21.29.2	Compliance by the Obligors with the Obligor Coverage Test shall be tested by the Lender at any time the Lender may require, including, without limitation, by reference to each Compliance Certificate.

21.30	Obligor Coverage Test Cure

21.30.1	If, on any date, the Obligors do not meet the requirements of the Obligor Coverage Test, the Borrower shall promptly notify the Lender accordingly and shall remedy such breach within 15 days of such notice (“Remedy Period”) by –

21.30.1.1	causing one or more of the other Subsidiaries of the Obligors (or other company or entity whose financial results are consolidated with the financial results of the Borrower in accordance with IFRS) (as necessary to restore the Obligor Coverage Test to the required level) to accede to the Finance Documents as a Guarantor in order to restore compliance with 21.29; or

21.30.1.2	implementing such other remedy proposed by the Borrower and approved by the Lender in writing (on the basis that following such implementation the requirements of the Obligor Coverage Test shall be deemed to have been met).

21.30.2	The Obligor Coverage Test shall be retested at the termination of the Remedy Period with reference to the same consolidated management accounts or audited consolidated financial statements and to the extent that the relevant breach has been remedied in accordance with 21.30.1, a new Compliance Certificate shall be provided by the Borrower to the Lender.

22	EVENTS OF DEFAULT

Each of the events or circumstances set out in this 22 is an Event of Default (save for 22.17).

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless –

22.1.1	its failure to pay is caused by –

22.1.1.1	administrative or technical error; or

22.1.1.2	a Disruption Event; and

22.1.2	payment is made within three Business Days of its due date.

22.2	Financial covenants and other obligations

22.2.1	Any requirement of 20 (Financial Covenants) is not satisfied at any time.

22.2.2	An Obligor does not comply with any provision of any Transaction Security Document.

22.3	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in 22.1 and 22.2) and such Obligor fails to remedy such default within five Business Days of the earlier of (i) such Obligor becoming aware thereof and (ii) the date of receipt by such Obligor of written demand.

22.4	Misrepresentation

Any warranty, representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Undertakings

An Obligor fails to comply with any undertaking given by it to the Lender in terms of any Finance Document and, if such default is capable of remedy, such Obligor fails to remedy such default within five Business Days of the earlier of (i) such Obligor becoming aware thereof and (ii) the date of receipt by such Obligor of written demand.

22.6	Cross default

22.6.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

22.6.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

22.6.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

22.6.4	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

22.6.5	No Event of Default will occur under this 22.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within 22.6.1 to 22.6.4 is less than ZAR20,000,000 (or its equivalent in any other currency or currencies).

22.7	Insolvency

22.7.1	An Insolvency Event occurs in respect of any member of the Group.

22.7.2	Any member of the Group is or is deemed by any authority or legislation to be Financially Distressed (as defined in the Companies Act, 2008).

22.7.3	A moratorium is declared in respect of any indebtedness of any member of the Group.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, implementation of any business rescue plan, distress or execution affects any asset or assets of a member of the Group having an aggregate value of ZAR10,000,000 and is not discharged within 14 days.

22.9	Failure to comply with court judgment or arbitral award

Any member of the Group fails to comply with or pay by the required time any sum due from it under any final judgment or any final order made or given by a court or arbitral tribunal or other arbitral body, in each case of competent jurisdiction.

22.10	Unlawfulness and invalidity

22.10.1	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

22.10.2	Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

22.10.3	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

22.11	Repudiation of agreements

An Obligor (or any other relevant party) repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to repudiate a Finance Document or any Transaction Security.

22.12	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

22.13	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Borrower.

22.14	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group or its assets which have or are reasonably likely to have a Material Adverse Effect.

22.15	Expropriation

22.15.1	The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, compulsory acquisition, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets or the shares in that member of the Group (including without limitation the displacement of all or part of the management of any member of the Group).

22.15.2	By the authority of any governmental, regulatory or other authority or other person –

22.15.2.1	the management of any member of the Group is wholly or substantially replaced; or

22.15.2.2	all or a majority of the shares of a member of the Group or the whole or any part of its assets or revenues is seized, expropriated or compulsorily acquired.

22.16	Material Adverse Effect

Any event or circumstance occurs which the Lender reasonably believes has or is reasonably likely to have a Material Adverse Effect.

22.17	Acceleration

On and at any time after the occurrence of an Event of Default the Lender may, by notice to the Borrower –

22.17.1	cancel all or any part of the Total Commitments whereupon they shall immediately be cancelled;

22.17.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

22.17.3	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or

22.17.4	exercise any or all of the rights, remedies, powers or discretions arising under the Finance Documents.

23	CHANGES TO THE LENDER

23.1	Cessions and delegations by the Lender

Subject to this 23, the Lender (the “Existing Lender”) may cede and/or delegate (a “Transfer”) any or all of its rights and/or obligations under this Agreement and/or under any other Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “New Lender”). The Borrower and each other Obligor consents to any splitting of claims which may arise as a result of a Transfer permitted by this Agreement.

23.2	Conditions of Transfer

23.2.1	The consent of the Borrower and each other Obligor is not required for a Transfer by the Existing Lender to any New Lender which is its Affiliate or any other person, identified in Annexure J hereto (collectively “Permitted Transferees”). The consent of the Borrower is required for a Transfer to any prospective transferee other than a Permitted Transferee, provided that, at any time on or subsequent to the occurrence of an Event of Default which is continuing, the consent of the Borrower is not required for a Transfer by the Existing Lender to any one or more persons nominated by the Existing Lender, whether or not such person or persons are Permitted Transferees.

23.2.2	Where the consent of the Borrower to a Transfer is required in terms of 23.2.1 of this clause, that consent must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

23.2.3	A Transfer will only be effective if the procedure set out in 23.3 is complied with.

23.2.4	If –

23.2.4.1	the Lender Transfers any of its rights or obligations under the Finance Documents; and

23.2.4.2	as a result of circumstances existing at the date the Transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender under 12 or 13,

then the New Lender is only entitled to receive payment under those clauses to the same extent as the Existing Lender would have been if the Transfer or change had not occurred. This 23.2.4 shall not apply in respect of a Transfer made in the ordinary course of the primary syndication of the Facility.

23.3	Procedure for transfer

23.3.1	On the Transfer Date –

23.3.1.1	the New Lender and the Existing Lender shall execute a Transfer Certificate;

23.3.1.2	the Transfer shall take effect under the Finance Documents so that the rights and/or obligations which are the subject of the Transfer shall be ceded and delegated by the Existing Lender to the New Lender (being the “Transferred Rights and Obligations”);

23.3.1.3	each of the Obligors shall perform their obligations and exercise their rights in relation to the Transferred Rights and Obligations in favour of or against the New Lender, as the case may be;

23.3.1.4	the Existing Lender shall each be released from further obligations to each other under the Finance Documents to the extent of the Transferred Rights and Obligations; and

23.3.1.5	the New Lender shall become a Party as the “Lender.”

24	CHANGES TO THE OBLIGORS

24.1	Cessions and delegations by Obligors

No Obligor may cede any of its rights or delegate any of its obligations under the Finance Documents.

24.2	Additional Guarantors

24.2.1	Subject to compliance with the provisions of 19.9.2 and 19.9.3, a Company may become an Additional Guarantor pursuant to 21.28, 21.30, any other provision of the Finance Documents or a request from the Borrower that any of its Subsidiaries become an Additional Guarantor. That member of the Group shall become an Additional Guarantor if –

24.2.1.1	the Borrower delivers to the Lender a duly completed and executed Accession Letter; and

24.2.1.2	the Lender has received all of the documents and other evidence listed in Part II of Annexure B (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Lender.

24.2.2	The Lender shall notify the Borrower promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Annexure B (Conditions precedent).

24.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant member of the Group that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.4	Resignation of a Guarantor

24.4.1	The Borrower may request that a Guarantor ceases to be a Guarantor by delivering to the Lender a Resignation Letter.

24.4.2	The Lender shall be entitled to consent to and accept a Resignation Letter and notify the Borrower of its acceptance if -

24.4.2.1	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case); and

24.4.2.2	the requirements of 21.29 will be complied with immediately after such Guarantor ceases to be a Guarantor.

25	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will –

25.1	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

25.2	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

25.3	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26	PAYMENT MECHANICS

26.1	Distributions to an Obligor

The Lender may (with the consent of the Borrower or in accordance with 27) apply any amount received by it from or on behalf of an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

26.2	Partial payments

26.2.1	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order –

26.2.1.1	firstly, in or towards payment of any accrued interest, fees, Break Costs or commission due but unpaid under this Agreement;

26.2.1.2	secondly, in or towards payment of any principal due but unpaid under this Agreement; and

26.2.1.3	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

26.2.2	The Lender shall be entitled to vary the order set out in 26.2.1.1 to 26.2.1.3.

26.2.3	Clauses 26.2.1 and 26.2.2 will override any appropriation made by an Obligor.

26.3	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

26.4	Business Days

26.4.1	In the event that the day for performance of any obligation to be performed in terms of any Finance Document should fall on a day which is not a Business Day, the relevant day for performance shall be the succeeding Business Day.

26.4.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

26.5	Currency of account

26.5.1	Subject to 26.1, ZAR is the currency of account and payment for any sum due from an Obligor under any Finance Document.

26.5.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

26.5.3	Any amount expressed to be payable in a currency other than ZAR shall be paid in that other currency.

26.6	Disruption to Payment Systems etc.

If the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred –

26.6.1	the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

26.6.2	the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in 26.6.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

26.6.3	the Lender shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this 26.6.

27	SET-OFF

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28	NOTICES

28.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

28.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is –

28.2.1	in the case of the Borrower–

physical:	11 Keyes Avenue Rosebank 2196

attention:	Anname de Villiers

email:	anname.devilliers@cartrack.com fatima.hassim@cartrack.com

28.2.2	in the case of the Guarantors –

physical:	11 Keyes Avenue Rosebank 2196

attention:	Anname de Villiers

email:	anname.devilliers@cartrack.com fatima.hassim@cartrack.com

28.2.3	in the case of the Lender –

physical:	3rd Floor East Wing 30 Baker Street Rosebank Johannesburg 2196

attention:	Head: Leveraged Finance

email:	CFSTransactionManagement@standardbank.co.za Nishela.Ramgoolam@standardbank.co.za Thabang.Letheo@standardbank.co.za

28.2.4	in the case of any Additional Guarantor that notified in writing to the Lender in the relevant Accession Letter;

or any substitute address or fax number or department or officer as the Party may notify to the other Parties, by not less than five Business Days’ notice.

28.3	Domicilia

28.3.1	Each of the Parties chooses its physical address provided under or in connection with 28.2 as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement or any other Finance Document may be served.

28.3.2	Any Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa, provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Parties pursuant to 28.4.

28.4	Delivery

28.4.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received by the recipient and, unless the contrary is proved, shall be deemed to be received –

28.4.1.1	if by way of fax, be deemed to have been received on the first Business Day following the date of transmission provided that the fax is received in legible form;

28.4.1.2	if delivered by hand, be deemed to have been received at the time of delivery and

28.4.1.3	if by way of courier service, be deemed to have been received on the seventh Business Day following the date of such sending,

and if a particular department or officer is specified as part of its address details provided under 28.2, if addressed to that department or officer.

28.4.2	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

28.4.3	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

28.4.4	Any communication or document which becomes effective, in accordance with 28.4.1 to 28.4.3, after 17h00 in the place of receipt shall be deemed only to become effective on the following day.

28.5	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to 28.2 or changing its own address or fax number, the Lender shall notify the other Parties.

28.6	Electronic communication

28.6.1	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties –

28.6.1.1	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

28.6.1.2	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

28.6.2	Any electronic communication as specified in 28.6.1 to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

28.6.3	Any electronic communication as specified in 28.6.1 made between any two Parties will be effective only when actually received (or made available) in readable form.

28.6.4	Any electronic communication which becomes effective, in accordance with 28.6.3, after 17h00 in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

28.6.5	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this 28.6.

28.7	English language

28.7.1	Any notice or other document given under or in connection with any Finance Document must be in English.

28.7.2	All other documents provided under or in connection with any Finance Document must be –

28.7.2.1	in English; or

28.7.2.2	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29	CALCULATIONS AND CERTIFICATES

29.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

29.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

29.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days (irrespective of whether the year in question is a leap year).

30	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid, unenforceable or inoperable in any respect under any law of any jurisdiction, neither the legality, validity, enforceability or operation of the remaining provisions nor the legality, validity, enforceability or operation of such provision under the law of any other jurisdiction will in any way be affected or impaired. The term “inoperable” in this 30 shall include, without limitation, inoperable by way of suspension or cancellation.

31	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Documents or other Document or other indulgence shall operate as a waiver, nor shall any single or partial exercise of any such right or remedy otherwise affect any of that Party’s rights in terms of or arising from any Finance Document or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of any Finance Document. No consent to any waiver or novation of a Party’s rights in terms of or arising from any Finance Document shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

32	CONFIDENTIAL INFORMATION

32.1	Confidential Information

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by 32.2, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

32.2	Disclosure of Confidential Information

The Lender may disclose –

32.2.1	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and other Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this 32.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

32.2.2	to any other person –

32.2.2.1	to (or through) whom it Transfers (or may potentially Transfer) all or any of its rights and obligations under one or more Finance Documents and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

32.2.2.2	appointed by the Lender or by a person to whom 32.2.2.1 applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

32.2.2.3	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in 32.2.2.1;

32.2.2.4	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

32.2.2.5	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

32.2.2.6	who is a Party; or

32.2.2.7	with the consent of the Borrower;

in each case, such Confidential Information as the Lender shall consider appropriate if –

32.2.2.7.1	in relation to 32.2.2.1 and 32.2.2.2, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

32.2.2.7.2	in relation to 32.2.2.3, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

32.2.2.7.3	in relation to 32.2.2.4 and 32.2.2.5, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances; and

32.2.3	to any person appointed by the Lender or by a person to whom 32.2.2.1 applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this 32.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form agreed between the Borrower and the Lender.

32.3	Entire agreement

This 32 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

32.4	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

32.5	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower –

32.5.1	of the circumstances of any disclosure of Confidential Information made pursuant to 32.2.2.4 except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

32.5.2	upon becoming aware that Confidential Information has been disclosed in breach of this 32.

32.6	Continuing obligations

The obligations in this 32 are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of –

32.6.1	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

32.6.2	the date on which the Lender otherwise ceases to be the Lender.

33	CONFIDENTIALITY OF FUNDING RATES

33.1	Confidentiality and disclosure

33.1.1	Each Obligor agrees to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by 33.1.2.

33.1.2	Each Obligor may disclose any Funding Rate, to –

33.1.2.1	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this 33.1.2.1 is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

33.1.2.2	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information expect that there shall be no requirement to so inform if, in the opinion of the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

33.1.2.3	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigation, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

33.1.2.4	any person with the consent of the Lender.

33.2	Related obligations

33.2.1	Each Obligor acknowledges that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including, securities law relating to insider dealing and market abuse and each Obligor undertakes not to use any Funding Rate for any unlawful purpose.

33.2.2	Each Obligor agrees (to the extent permitted by law and regulation) to inform the Lender –

33.2.2.1	of the circumstances of any disclosure made pursuant to 33.1.2.2 except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

33.2.2.2	upon becoming aware that any information has been disclosed in breach of this 33.

33.3	No Event of Default

No Event of Default will occur under 22.3 by reason only of an Obligor’s failure to comply with this 33.

34	RENUNCIATION OF BENEFITS

Each Obligor renounces, to the extent permitted under applicable law, the benefits of each of the legal exceptions of excussion, division, revision of accounts, no value received, errore calculi, non causa debiti, non numeratae pecuniae and cession of actions, and declares that it understands the meaning of each such legal exception and the effect of such renunciation.

35	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36	WAIVER OF IMMUNITY

Each Obligor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of –

36.1	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

36.2	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

37	SOLE AGREEMENT

The Finance Documents constitute the sole record of the agreement between the Parties in regard to the subject matter thereof.

38	NO IMPLIED TERMS

No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in any Finance Document in regard to the subject matter thereof.

39	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by South African law.

40	ENFORCEMENT

40.1	Jurisdiction of South African Courts

40.1.1	The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg (or any successor to that division) in regard to all matters arising from the Finance Documents (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

40.1.2	The Parties agree that the courts of South Africa are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

40.1.3	This 40.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

Signed at	on	2021

	for	CARTRACK PROPRIETARY LIMITED (in its capacity as Borrower)

		/s/ Harry Louw
		who warrants that he is duly authorised hereto

Signed at Kyalami Estates	on 10 February 2021

	for	CARTRACK HOLDINGS LIMITED (in its capacity as Original Guarantor)

/s/ Sharoda Rapeti
who warrants that he is duly authorised hereto

Signed at Rosebank	on 10 February 2021

	for	CARTRACK MANUFACTURING PROPRIETARY LIMITED (in its capacity as Original Guarantor)

/s/ Harry Louw
who warrants that he is duly authorised hereto

Signed at Sandton	on 18 February 2021

	for	THE STANDARD BANK OF SOUTH AFRICA LIMITED (acting through its Corporate and Investment Banking Division) (in its capacity as Original Lender)

/s/ Andrew Pearce
who warrants that he is duly authorised hereto

ANNEXURE A – THE ORIGINAL GUARANTORS

Name of Original Guarantor	Registration number (or equivalent, if any) Original Jurisdiction

Cartrack Holdings Limited	2005/036316/06 South Africa

Cartrack Manufacturing Proprietary Limited	2009/001000/07 South Africa

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ANNEXURE B – CONDITIONS PRECEDENT

Part 1

Conditions Precedent to initial Utilisation

1	Original Obligors

1.1	A copy of the constitutional documents of each Original Obligor.

1.2	A copy of a resolution of the board of directors of each Original Obligor –

1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in 1.2 above.

1.4	To the extent required by the Companies Act 2008 or other applicable law, and with reference to the constitutional documents of an Original Obligor, a copy of a resolution duly passed by all the holders of the issued shares of that Original Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Original Obligor is a party.

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2	Finance Documents and Delierables

The Lender shall have received, in a form and substance satisfactory to the Lender -

2.1	the original executed versions of each Finance Document, and each such Finance Document having become unconditional in accordance with its terms (save in relation to any condition requiring this Agreement to have become unconditional);

2.2	a copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents;

2.3	a copy of all other documents required to be delivered to the Lender pursuant to the Obligor Pledge and Cession.

3	Legal opinions

A legal opinion of Werksmans Inc., legal advisers to the Lender in South Africa, relating to (i) the legality, validity and enforceability of the Finance Documents and (ii) the legal and valid incorporation of the Borrower and the authority, capacity and power of the Borrower to enter into the Finance Documents to which it is a party.

4	Other documents and evidence

4.1	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

4.2	The Original Financial Statements of each Original Obligor.

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4.3	The Lender having received from each Original Obligor, in a form and substance satisfactory to the Lender, a certificate dated no earlier than five Business Days prior to the Effective Date and signed by a director of such Original Obligor stating and/or confirming that –

4.3.1	all of the warranties and representations given by it in the Finance Documents to which it is a party are true and correct in all material respects;

4.3.2	no material pending (which has a reasonable prospect of occurring) industrial action, litigation, investigation is proceeding and/or threatened against it;

4.3.3	it is not in breach of the terms of any material contract to which it is a party and which is extant as at the date of issue of such certificate;

4.3.4	no circumstances have occurred since the Signature Date, which to the best of its knowledge and belief, constitute or are reasonably likely to constitute, a Material Adverse Effect and furthermore, that no material deterioration in the financial position of it and/or of the Group on a consolidated basis, has occurred during the period between the Signature Date and the date of issue of such certificate;

4.3.5	no Default has occurred which is continuing;

4.3.6	that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded;

4.3.7	each copy of each document relating to it specified in this Annexure is correct, complete and in full force and effect as at the Signature Date and the date of the certificate, and have not been amended or changed in any way between those dates;

4.3.8	all third party consents required in relation to each Finance Document to which it is a party or may be subject have been obtained or are not required to implement the Finance Documents.

4.4	The Lender obtaining final approval from its internal credit committees.

4.5	No Default or Event of Default has occurred.

4.6	The Lender has received copies of the Insurance Policies and is satisfied that the insurance of the group assets in terms thereof is sufficient.

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4.7	No Economic Failure having occurred, as confirmed by the Lender.

4.8	The Lender has received proof to its satisfaction that the RMB Loan Agreement (as defined in the Release Agreement) has been irrevocably cancelled and the security provided in terms thereof has been finally cancelled and released in full.

4.9	Such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to carry out and be satisfied it has complied with all necessary “know your customer” or similar identification procedures under applicable laws and regulations (including the Financial Intelligence Centre Act, 2001) pursuant to the transactions contemplated in the Finance Documents.

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Part II

Conditions Precedent Required to be delivered by an Additional Guarantor

1	An Accession Letter, duly executed by the Additional Guarantor and the Borrower.

2	A copy of the constitutional documents of the Additional Guarantor.

3	A copy of a resolution of the board of directors of the Additional Guarantor –

3.1	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and any other Finance Document to which it is a party;

3.2	authorising a specified person or persons to execute the Accession Letter and other Finance Documents to which it is a party on its behalf; and

3.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is party.

4	A specimen of the signature of each person authorised by the resolution referred to in 3 above.

5	To the extent required by the Companies Act 2008 or other applicable law, with reference to the constitutional documents of an Additional Guarantor, a copy of a resolution duly passed by the holders of the issued shares of that Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Additional Guarantor is a party.

6	A certificate of the Additional Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7	A certified copy of the register of members/shareholders of the Additional Guarantor.

6

8.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part II of Annexure B is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10	If available, the latest audited financial statements of the Additional Guarantor.

11	A legal opinion of the legal advisers to the Lender in South Africa.

12	A legal opinion of the legal advisers to the Obligors in South Africa.

13	If the Additional Guarantor is incorporated in a jurisdiction other than South Africa, a legal opinion of the legal advisers to the Lender in the jurisdiction in which the Additional Guarantor is incorporated.

14	Any Transaction Security Documents which are required by the Lender to be executed by the proposed Additional Guarantor.

15	Any notices or other documents required to be given or executed or made under the terms of those Transaction Security Documents, including evidence that all registrations and other perfection steps as the Lender may reasonably specify have been made or completed.

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ANNEXURE C – UTILISATION REQUEST

From:	[Borrower]

To:	[Lender]

Dated:

Dear Sirs

[Borrower] – [•] Facility Agreement

dated [•] (the “Agreement”)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan in respect of [Tranche A ]OR[Tranche B] on the following terms –

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	ZAR[•] or, if less, the Available Commitment in respect of [Tranche A ]OR[Tranche B]

Interest Period:	[•]

3	We confirm that each condition specified in 4.2 is satisfied on the date of this Utilisation Request.

4	The proceeds of this Loan should be credited to [account].

5	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for [Borrower]

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ANNEXURE D – FORM OF TRANSFER CERTIFICATE

To:	[the New Lender] (the “New Lender”)

From:	[The Existing Lender] (the “Existing Lender”)

Dated:	[•]

[Borrower] – [•] Facility Agreement dated [•] (the “Agreement”)

1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to 23.3 –

2.1	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by cession and delegation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the annexure in accordance with 23.3.

2.2	The proposed Transfer Date is [•].

2.3	The address through which the New Lender will perform its obligations, fax number and attention details for notices of the New Lender for the purposes of 28.2 are set out in the Schedule.

3	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

4	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by South African law.

5	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

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Note:     The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

The Transfer Date is confirmed as [•].

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ANNEXURE E – FORM OF ACCESSION LETTER

To:	[●] as Lender

From:	[member of the Group] and [Borrower]

Dated:	[●]

Dear Sirs

[Borrower] – [•] Facility Agreement dated [•] (the “Agreement”)

1	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement and the Transaction Security Documents as an Additional Guarantor pursuant to 24.2 of the Agreement.

3	[Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

4	[Subsidiary’s] administrative and domicilium details for the purposes of 28 are as follows –

Address:

Email:

Attention:

5	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by South African law.

[Borrower]	[Subsidiary]

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ANNEXURE F – FORM OF ACCESSION LETTER

To:	[•] as Lender

From:	[Borrower]

Dated:	[•]

Dear Sirs

[Borrower] – [•] Facility Agreement dated [•] (the “Agreement”)

1	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that, in respect of the Measurement Period ending on [•]:

2.1	the Debt Service Cover Ratio is [•] times; and

2.2	the Debt to EBITDA Ratio is [•] times.

3	[•][To set out (in reasonable detail) computations as to compliance with clause 20]

4	[We confirm that no Default is continuing.] *

Signed:
	Director of [Borrower]	Director of [Borrower]

[insert applicable certification language]

for and on behalf of
[name of auditors of the Borrower] ***

* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

*** Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the Auditors. To be agreed with the Borrower’s Auditors prior to signing the Agreement.

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ANNEXURE G – FORM OF RESIGNATION LETTER

To:	[•] as Lender

From:	[resigning Guarantor] and [Borrower]

Dated:	[•]

Dear Sirs

[Borrower] – Facility Agreement

dated [•] (the “Agreement”)

1	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2	Pursuant to 24.4, we request that [resigning Guarantor] be released from its obligations as a Guarantor under the Agreement.

3	We confirm that –

3.1	no Default is continuing or would result from the acceptance of this request; and

3.2	the requirements of 21.29 will be complied with immediately after such Guarantor ceases to be a Guarantor.

4	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by South African law.

[Borrower]	[Subsidiary]
By:	By:

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ANNEXURE H – TIMETABLES

Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request))	No later than 11h00 a.m.
JIBAR is fixed	Quotation Day as of 11h00 a.m. Johannesburg time
Reference Bank Rate calculated by reference to available quotations in accordance with 10.2 (Calculation of Reference Bank Rate)	Noon on the Quotation Day

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ANNEXURE I – SHAREHOLDERS OF THE BORROWER

SHAREHOLDER	PERCENTAGE HELD
Cartrack Holdings	100% of the total issued share capital of the Borrower

4

ANNEXURE J – PERMITTED TRANSFEREES

Local banks

Absa Bank Ltd

FirstRand Bank Ltd

Investec Bank Ltd

Nedbank Group Ltd

Foreign banks

Barclays Bank PLC

China Construction Bank

Citibank, N.A

HSBC Bank PLC

ICBC (Industrial & Commercial Bank of China)

JPMorgan Chase Bank, N.A

Standard Chartered Bank

Financial institutions

Ashburton Fund Managers (Pty) Ltd

Coronation Fund Managers Ltd

Futuregrowth Asset Management (Pty) Ltd

Liberty Group Ltd

MMI Holdings Ltd

Momentum Asset Management (Pty) Ltd

Ninety One

Old Mutual Investment Group (South Africa) (Pty) Ltd

Old Mutual Life Assurance Company (South Africa) Ltd

Old Mutual Specialised Finance (Pty) Ltd

Prescient Investment Managers

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Sanlam Capital Markets Ltd

Sanlam Credit Conduit (Pty) Ltd

Sanlam Investment Management (Pty) Ltd

Sanlam Life Insurance Ltd

Stanlib Asset Management Ltd

Stanlib Ltd

Taquanta Asset Management

Affiliates

Any affiliates, subsidiaries or holding companies of the aforesaid banks or financial institutions listed in this appendix, and any fund or entity managed and/or controlled by any of them or any of their affiliates.

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ANNEXURE K – EXISTING FINANCIAL INDEBTEDNESS

1	A finance lease concluded between the Borrower and Mercantile Bank containing the following terms-

1.1	Lessor: Mercantile Bank

1.2	Amount: R20,000,000

1.3	Term: 3 years

1.4	Final repayment date: The final repayment date is contained in each instalment sale agreement in respect of the relevant vehicles. As at the Signature Date, the last payment date based on the latest instalment sale agreement is March 2024.

2	A finance lease concluded between the Borrower and Investec Bank containing the following terms-

2.1	Lessor: Investec

2.2	Amount: R12,000,000

2.3	Term: 5 years

2.4	Final repayment date: April 2023

3	A working capital overdraft facility made available by Mercantile Bank to the Borrower of up to R75,000,000.

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ANNEXURE L – DORMANT ENTITIES

1	Combined Telematics Services Proprietary Limited (Registration number 2005/016773/07);

2	Cartrack North East Proprietary Limited (Registration number 2009/000972/07);

3	Karu Holdings Proprietary Limited (Registration number 2005/036165/07);

4	Zonke Bonke Telecoms Proprietary Limited (Registration number 2011/007985/07);

5	Veraspan Proprietary Limited (Registration number 2018/496240/07).

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